Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

API TECHNOLOGIES CORP.,

API SYSTEMS, INC.,

API DEFENSE, INC.,

API DEFENSE USA, INC.,

KUCHERA DEFENSE SYSTEMS, INC.

KII, INC.,

KUCHERA INDUSTRIES, LLC,

WILLIAM KUCHERA

AND

RONALD KUCHERA

DATED JANUARY 20, 2010

EXECUTION VERSION

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EXECUTION VERSION

EXECUTION VERSION

EXECUTION VERSION

SCHEDULES

Schedule 2.1(b)(x)	Claims
Schedule 2.1(c)	Shareholder Asset Transfers
Schedule 2.2(d)	Excluded Prepaid Items
Schedule 2.2(f)	Excluded Seller Contracts
Schedule 2.2(k)	Other Excluded Assets
Schedule 2.3(b)(i)	Seller Wire Instructions
Schedule 2.3(b)(iii)	Sellers’ Designees
Schedule 2.6(a)(v)	Other Assumed Liabilities
Schedule 2.7	Purchase Price Allocation
Schedule 5.1(b)	Hired Active Employees
Schedule 5.14	Pomroys Leases

DISCLOSURE SCHEDULES

Disclosure Schedule 3.1(a)	Foreign Jurisdictions
Disclosure Schedule 3.2(b)	Conflict with Governing Documents; Material Adverse Effect; Encumbrance
Disclosure Schedule 3.2(c)	Required Consents
Disclosure Schedule 3.4	Exceptions to GAAP
Disclosure Schedule 3.5	Exceptions from Delivery of Books and Records
Disclosure Schedule 3.6	Sufficiency of Assets
Disclosure Schedule 3.8	Leased Real Property
Disclosure Schedule 3.10(a)	Condition of Facilities
Disclosure Schedule 3.10(b)	Tangible Personal Property Not in Possession of Seller
Disclosure Schedule 3.12	Inventory
Disclosure Schedule 3.13	No Undisclosed Liabilities
Disclosure Schedule 3.14	Taxes

EXECUTION VERSION

Disclosure Schedule 3.15	Material Adverse Effect
Disclosure Schedule 3.16(a)	Employee Benefit Plans and Programs
Disclosure Schedule 3.16(c)	Exceptions to Full Payment of Plans; Funded Status
Disclosure Schedule 3.16(i)	Exceptions to Workers’ Compensation Coverage
Disclosure Schedule 3.16(j)	Acceleration of Vesting
Disclosure Schedule 3.17(a)	Compliance with Legal Requirements
Disclosure Schedule 3.17(b)	Governmental Authorizations
Disclosure Schedule 3.18(a)	Legal Proceedings
Disclosure Schedule 3.18(b)	Material Adverse Effect
Disclosure Schedule 3.18(d)	Orders
Disclosure Schedule 3.18(e)	Compliance with Orders
Disclosure Schedule 3.19	Absence of Certain Changes and Events
Disclosure Schedule 3.20(a)	Assumed Contracts
Disclosure Schedule 3.20(b)	Contracts – Rights of Shareholders
Disclosure Schedule 3.20(c)	Contracts – Effectiveness
Disclosure Schedule 3.20(d)	Contracts – Material Compliance
Disclosure Schedule 3.20(e)	Contracts – Notice of Default
Disclosure Schedule 3.21(a)(i)	Insurance – Summary of Coverage and Policy Limits
Disclosure Schedule 3.21(b)	Insurance – Self-Insurance Arrangement; Risk Sharing Arrangements
Disclosure Schedule 3.21(c)	Insurance – Summary of Loss Experience
Disclosure Schedule 3.21(d)	Insurance – Effectiveness of Policies
Disclosure Schedule 3.21(e)	Insurance – Refusal of Coverage
Disclosure Schedule 3.22(f)	Environmental Permits
Disclosure Schedule 3.23(a)	Employees
Disclosure Schedule 3.24(a)	Charge of Discrimination
Disclosure Schedule 3.25(b)	Intellectual Property Assets Owned by Seller
Disclosure Schedule 3.25(c)	Intellectual Property Assets – License Agreements
Disclosure Schedule 3.25(e)	Intellectual Property – Assignment
Disclosure Schedule 3.26	Customers, Suppliers and Vendors
Disclosure Schedule 3.27	Compliance with Foreign Corrupt Practices Act
Disclosure Schedule 3.28(a)	Government Contracts – Pending/Threatened Proceedings
Disclosure Schedule 3.28(b)	Government Contracts – Exceptions to Compliance
Disclosure Schedule 3.28(c)	Government Contracts – Investigations
Disclosure Schedule 3.28(d)	Government Contracts – Financing Arrangements/Outstanding Claims
Disclosure Schedule 3.28(e)	Government Contracts – Ineligibility
Disclosure Schedule 3.29	Relationship with Related Persons
Disclosure Schedule 3.32	Solvency
Disclosure Schedule 3.33	Mentor Protégé Program
Disclosure Schedule 3.34(a)	Export – Licenses
Disclosure Schedule 3.34(b)	Export – Compliance
Disclosure Schedule 3.34(c)	Export – Pending Audits
Disclosure Schedule 3.35	PAC Activities
Disclosure Schedule 3.36	OSHA Disclosures
Buyer Disclosure Schedule 4.2(c)	Required Consents
Buyer Disclosure Schedule 4.6	Required SEC Filings

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EXECUTION VERSION

EXHIBITS

Exhibit 2.3(a)(ii)	Form of Promissory Note
Exhibit 2.9(a)(i)	Form of Bills of Sale
Exhibit 2.9(a)(ii)	Form of Assignment and Assumption Agreement
Exhibit 2.9(a)(iii)	Form of Non-Competition Agreements
Exhibit 2.9(a)(iv)	Form of Escrow Agreement
Exhibit 2.9(a)(v)	Form of Registration Rights Agreement
Exhibit 2.9(a)(vi)	Form of Consulting Agreements
Exhibit 2.9(a)(ix)	Form of Security Agreement
Exhibit 5.11	Form of Novation Agreement

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is dated January 20, 2010 by and among API Technologies Corp., a Delaware corporation (“API Parent”), API Systems, Inc., a Delaware corporation (“Systems”), API Defense, Inc., a Delaware corporation (“API Defense”), API Defense USA Inc., a Delaware corporation (“API USA” and collectively, with Systems and API Defense, the “Buyers” or when the context requires, each individually, a “Buyer”); Kuchera Defense Systems, Inc. a Pennsylvania corporation (“K Defense”), KII Inc., a Pennsylvania corporation (“KII”) and Kuchera Industries LLC, a Pennsylvania limited liability company (“K Industries” and collectively with K Defense and KII, the “Sellers” or when the context requires, each individually, a “Seller”) , William Kuchera (“William”), a resident of the Commonwealth of Pennsylvania and Ronald Kuchera (“Ronald”), a resident of the Commonwealth of Pennsylvania (collectively, the “Shareholders” or individually where the context does not require a distinction, a “Shareholder”).

RECITALS

WHEREAS, K Defense is engaged in the business of designing, developing, and manufacturing circuit card assembly technology, cable harness technology, mobile systems, robotic systems, tactical equipment, and payloads and related accessories, and is also engaged in electro-mechanical manufacturing, system integration, and other related engineering services; KII is engaged in the business of electronic assembly and contract manufacturing; and K Industries is engaged in the production and manufacturing of high speed surface mount circuit cards and other related business lines (such business, together with the businesses of K Defense and KII, collectively, the “Business”); and

WHEREAS, Sellers desire to sell to Buyers, and Buyers desire to purchase from Sellers, the Assets (as hereinafter defined) for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1. DEFINITIONS AND USAGE

Section 1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Acceleration Event” as defined in Section 2.5(b).

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Sellers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Sellers, (b) all other accounts or notes receivable of Sellers and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right of Sellers related to any of the foregoing.

EXECUTION VERSION

“Active Employees” as defined in Section 5.1(a).

“Affected Contract” means any contract, purchase order or other similar agreement between a Seller and such Seller’s customer comprising the Assumed Contracts that requires the consent of such customer to transfer to the applicable Buyer and for which the applicable customer refuses to consent to such assignment by June 30, 2010; provided however, that, the term “Affected Contract” shall not include: (a) any Government Contract to which a Seller is a party which are to be novated in accordance with Section 5.11; (b) contracts and/or purchase orders between a Seller and such Seller’s customer for which the applicable customer refuses to transfer for any of the following reasons: (i) API Parent’s and/or a Buyer’s ability or inability to fulfill Seller’s obligations under the terms of the applicable contract, (ii) API Parent’s and/or a Buyer’s the financial condition, (iii) API Parent’s or a Buyer’s identity, (iv) the reduction or elimination of funding by the U.S. Government for any program under which such contract and/or purchase order was issued, (v) the suspension or debarment of API Parent, any Buyer or individual working for any of the foregoing such that a Buyer is ineligible to receive a transfer of such contract or (vi) the lifting or inability of API Parent or any Buyer to obtain any required security clearance; or (c) any such contract or purchase order that comprises the Restricted Assets for which the applicable Buyer receives the economic benefit and burden pursuant to Section 2.12.

“Affected Contract Offset Amount” as defined in Section 6.8(a).

“Affected Contract Offset Notice” as defined in Section 6.8(a).

“Agreement” as defined in the preamble.

“API Parent” as defined in the preamble.

“API USA” as defined in the preamble.

“Assets” as defined in Section 2.1(b).

“Assignment and Assumption Agreement” as defined in Section 2.9(a)(ii).

“Assumed Contracts” means all Seller Contracts that relate to the Business in the Ordinary Course of Business but does not include the Contracts not assumed by Buyers as listed on Schedule 2.2(f).

“Assumed Liabilities” as defined in Section 2.6(a).

“Balance Sheets” as defined in Section 3.4.

“Bid” as defined in Section 3.28(k).

“Bills of Sale” as defined in Section 2.9(a)(i).

EXECUTION VERSION

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract.

“Business” as defined in the recitals.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in the State of New York or Commonwealth of Pennsylvania are permitted or required to be closed.

“Buyer” and “Buyers” as defined in preamble.

“Buyer Benefit Plans” as defined in Section 5.1(b).

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyers and API Parent to Sellers and Shareholders concurrently with the execution and delivery of this Agreement.

“Buyer Indemnified Persons” as defined in Section 6.1.

“Buyers’ Closing Documents” as defined in Section 4.2(a).

“Clearshade Lease” as defined in Section 2.9(a)(x).

“Closing” as defined in Section 2.8.

“Closing Date” as defined in Section 2.8.

“COBRA” as defined in Section 3.16(f).

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Consideration Shares” as defined in Section 2.3(b)(i).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Contract” means any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Damages” means any loss, liability, claim, damage, expense (including costs of any Remedial Action, investigation and defense and reasonable attorneys’ fees) actually sustained, suffered or incurred by an Indemnified Person (net of any indemnification recovered or recoverable from Third-Parties or insurance proceeds regarding such Damages and net of any Tax benefits that may be available to such Indemnified Person(s), whether or not involving a Third-Party Claim but shall not include (a) consequential damages, special damages, punitive damages or lost profits except to the extent such Damages are paid or payable to non-Related Persons, (b) any amounts which have been taken into account in the calculation of the

EXECUTION VERSION

Adjustment Amount or (c) any amounts incurred by any Buyer Indemnified Person as a result of inquiries, requests or demands from any Governmental Body of or to any such Buyer Indemnified Person related to the Government Investigation.

“Defense Security Service” means the Defense Security Services, an agency within the United States Department of Defense.

“Disclosure Schedule” means the disclosure schedule delivered by Sellers and Shareholders to API Parent and Buyers concurrently with the execution and delivery of this Agreement.

“Employee Plans” as defined in Section 3.16(a).

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means any soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air) or natural resource.

“Environmental Laws” means any applicable federal, state or local statute, law, ordinance, rule, regulation, order (whether voluntary or not) relating to the Environment, natural resources, or human health including without limitation the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., (“CERCLA”), the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629; the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 163, et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011, et seq.; and the Nuclear Waste Policy Act, 42 U.S.C. Section 10101, et seq.; any similar state and local laws and ordinances and the regulations implementing such statutes; transfer of ownership notification statutes, all as effective as of the Closing Date.

“Environmental Permits” as defined in Section 3.22(a).

“Environmental Related Liabilities” as defined in Section 2.6(b).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” as defined in Section 3.16(a).

“Escrow Agent” as defined in Section 2.3(b)(i).

“Escrow Agreement” as defined in Section 2.9(a)(iv).

EXECUTION VERSION

“Escrow Fund” as defined in Section 6.6

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” as defined in Section 2.2.

“Executory Government Contract” as defined in Section 3.28(l).

“Export Approvals” as defined in Section 3.34(a).

“Export Control Laws” as defined in Section 3.34(b).

“Facilities” means any real property, leasehold or other interest in real property currently owned or operated by Seller, including the Tangible Personal Property used or operated by Sellers at the respective locations of the Leased Real Property specified in Section 3.8. Notwithstanding the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Section 3.22, “Facilities” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller, including the Tangible Personal Property used or operated by Sellers at the respective locations of the Leased Real Property specified in Section 3.8.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheets and the other financial statements referred to in Section 3.4 were prepared.

“Governing Documents” with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Government Contract” as defined in Section 3.28(l).

“Government Investigation” as defined in Section 3.17(a) of the Disclosure Schedule.

“Governmental Authorization” means any Consent, license, classification, special status, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

EXECUTION VERSION

“Governmental Body” means any:

(a) nation, state, county, city, town, borough, village, district or other jurisdiction;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d) multinational organization or body;

(e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f) official of any of the foregoing.

“Ground Lease” means any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

“Ground Lease Property” means any land, improvements and appurtenances subject to a Ground Lease in favor of Seller.

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “toxic waste” or “toxic substance” which is defined as such under any provision of any Environmental Law, and including petroleum, petroleum products and by-products, radioactive substances, urea formaldehyde, and polychlorinated biphenyls.

“Hired Active Employees” as defined in Section 5.1(b).

“Improvements” means all buildings, structures, fixtures and improvements located on the Leased Real Property or included in the Assets, including those under construction.

“Indemnification Notice” as defined in Section 6.10(a).

“Indemnified Person” as defined in Section 6.10(a).

“Indemnifying Person” as defined in Section 6.10(a).

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names, company names and fictitious business names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection

EXECUTION VERSION

therewith, (c) all copyrightable works, all copyrights, all rights to database information, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software and subsequent versions thereof, including source code, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items, data, documentation related thereto or associated therewith, (g) all rights, including rights of privacy and publicity, to use the names, likenesses and other personal characteristics of any individual, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium) existing in any part of the world.

“Intellectual Property Assets” as defined in Section 3.25(a).

“Interim Balance Sheets” as defined in Section 3.4.

“Inventories” means all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“K Defense” as defined in the preamble.

“K Industries” as defined in the preamble.

“KII” as defined in the preamble.

“Knowledge” means, with respect to the Sellers, the actual knowledge, after undertaking a reasonable investigation regarding the accuracy of any representation and warranty contained in this Agreement, of William Kuchera, Ronald Kuchera, George Bohrer, Carl Sax or Russ Corrente and with respect to API Parent and Buyers, the actual knowledge after undertaking a reasonable investigation regarding the accuracy of any representation and warranty contained in this Agreement, of Stephen Pudles, Martin Moskovits or Claudio Mannarino.

“Lease” means any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Leased Real Property” as defined in Section 3.8.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, ordinance, principle of common law, code, official policy, or treaty, as amended.

EXECUTION VERSION

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“LLC” means limited liability company.

“Material Adverse Effect” means any effect, change, development or circumstance that, individually or in the aggregate with all other adverse changes, developments, circumstances, facts, events and effects, (a) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Business, taken as a whole, (b) causes the cessation of manufacturing of any product line of the Business, (c) would materially impair such Persons ability to consummate the Contemplated Transactions in accordance with the terms of this Agreement, (d) would materially delay the consummation of the Contemplated Transactions, or (e) results in criminal liability (except for misdemeanors not involving moral turpitude), but excluding (and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect) any such effect, change, development or circumstance resulting or arising from (v) any general deterioration in the United States economy or change in financial or market conditions in the United States generally affecting the Business, in each case which does not disproportionately affect the Business relative to similarly sized and situated businesses, (w) the public announcement or pendency of the Contemplated Transactions, (x) changes in Legal Requirements that are not specific to the Business or markets in which the Sellers operate and which do not disproportionately affect the Business relative to similarly sized and situated businesses, (y) changes in GAAP, except to the extent the Sellers are adversely affected in a materially disproportionate manner as compared to other participants in its industry, (z) any act of terrorism, declaration of war or other global unrest or international hostilities except to the extent such events result in direct loss or damage to the Tangible Assets.

“Multiemployer Plan” as defined in Section 3.16(d).

“Non-Competition Agreements” as defined in Section 2.9(a)(iii).

“Note Offset” as defined in Section 6.8(a).

“Novation Agreement” as defined in Section 5.11.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Offset Amount” as defined in Section 6.7(a).

“Offset Consideration Shares” as defined in Section 6.7(a).

EXECUTION VERSION

“Offset Notice” as defined in Section 6.7(a).

“Order” means any order, injunction, judgment, decree, ruling, suspension, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“PAC” as defined in Section 2.2(m).

“Parent SEC Documents” as defined in Section 4.6.

“Pay-off Amounts” as defined in Section 5.14.

“Pay-off Letters” as defined in Section 5.14.

“PBGC” as defined in Section 3.16(b).

“Permitted Encumbrances” means any (i) Encumbrances in respect of Taxes the validity of which is being contested in good faith by appropriate Proceedings or Encumbrances or in respect of Taxes not yet due and payable; (ii) mechanics’, carriers’, workmens’, repairmens’ or other like Encumbrances for amounts not yet due and payable arising or incurred in the Ordinary Course of Business; (iii) Encumbrances arising under original purchase price conditional sales Contracts and equipment Leases with third parties for amounts not yet due and payable, which are Contracts entered into in the Ordinary Course of Business; (iv) zoning, building codes and other land use Legal Requirements regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental Body having jurisdiction over the Leased Real Property which are not violated by the current use or occupancy of the Leased Real Property or the operation of the Business; and (v) Encumbrances disclosed in the financial statements referred to in Section 3.4 to the extent of the Assumed Liabilities.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

EXECUTION VERSION

“Pre-Closing Tax Period” as defined in Section 2.6(a)(ii).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Promissory Note” as defined in Section 2.3(b)(ii).

“Purchase Price” as defined in Section 2.3(a).

“Real Property” means the Land and Improvements and any Ground Lease Property.

“Real Property Lease” means any Ground Lease or Space Lease.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Registration Rights Agreement” as defined in Section 2.9(a)(v).

“Related Person”

(a) with respect to a particular individual:

(i) each other member of such individual’s Family;

(ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(iii) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(iv) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

(b) with respect to a specified Person other than an individual:

(i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(ii) any Person that holds a Material Interest in such specified Person;

(iii) each Person that serves as a director, officer, partner, manger, member, executor or trustee of such specified Person (or in a similar capacity);

(iv) any Person in which such specified Person holds a Material Interest; and

(v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

EXECUTION VERSION

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment.

“Remedial Action” means all actions, including any capital expenditures, required under any Environmental Law or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, investment banker, legal counsel or other representative of that Person.

“Restricted Asset” as defined in Section 2.12(a).

“Retained Liabilities” as defined in Section 2.6(b).

“Ronald” as defined in the preamble.

“Savings Plan” as defined in 10.1(d).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” as defined in Section 3.3.

“Seller” and “Sellers” as defined in the preamble.

EXECUTION VERSION

“Seller Contract” means any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

“Seller Indemnified Persons” as defined in Section 6.2.

“Sellers’ Closing Documents” as defined in Section 3.2(a).

“Shareholders” as defined in the preamble.

“Shares” means shares of common stock of API Parent, $0.001 par value per share.

“Small Business Act” as defined in Section 3.28(j).

“Space Lease” means any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

“Subsidiary” with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Straddle Period” as defined in Section 5.2(d).

“Systems” as defined in the preamble.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Sellers (wherever located and whether or not carried on Sellers’ books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” means all federal, state, local or non-United States taxes, charges, fees, duties, imposts, levies or other assessments, including all net income, alternative tax, any income, gross receipts, license, payroll, profits, capital, employment, excise, severance, ad valorem, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, other withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever (and any estimated payments with respect to any of the foregoing), (ii) any interest, penalty, addition or additional amount related to the foregoing or thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, and (iii) all liability for any items described in clauses (i) or (ii) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract or otherwise, in each case whether disputed or not.

EXECUTION VERSION

“Tax Return” means any original or amended return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” means a Person that is not a party to this Agreement.

“Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“U.S. Government” as defined in Section 3.28(m).

“WARN Act” as defined in Section 3.23(b).

“William” as defined in the preamble.

Section 1.2 Usage

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

EXECUTION VERSION

(viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(ix) any references to “$,” “dollars,” “Dollars” and “USD” shall mean United States Dollars.

(b) Accounting Terms and Determinations. Except as otherwise specified herein and, including, without limitation, with respect to Section 3.5, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE 2. SALE AND TRANSFER OF ASSETS; CLOSING

Section 2.1 Assets To Be Sold

(a) Upon the terms and subject to the conditions set forth in this Agreement, Sellers hereby sell, convey, assign, transfer and deliver the Assets and assign the Assumed Liabilities to Buyers, and Buyers hereby purchase and acquire from Sellers, the Assets and assume the Assumed Liabilities, for the Purchase Price.

(b) Sellers hereby sell, convey, assign, transfer and deliver to Buyers and Buyers hereby purchase and acquire from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in and to substantially all of Sellers’ property and assets, whether real, personal or mixed, tangible and intangible, of every kind and description, wherever located other than the Excluded Assets (collectively, the “Assets”), which include the following:

(i) all Real Property Leases set forth in Section 3.8 of the Disclosure Schedule;

(ii) all Tangible Personal Property;

(iii) all Inventories;

(iv) all Accounts Receivable;

(v) all Assumed Contracts, including those listed in Section 3.20(a) of the Disclosure Schedule;

(vi) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to a Buyer under applicable Legal Requirement, including those listed in Section 3.17(b) of the Disclosure Schedule, except for Governmental Authorizations solely relating to ownership of the Excluded Assets or relating to any Seller’s existence or good standing;

EXECUTION VERSION

(vii) all data and Records related to the operations of Sellers, including, those relating to client and customer lists, referral sources, research and development reports, production reports, service and warranty, equipment logs, operating guides and manuals, financial and accounting, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(g);

(viii) all of the intangible rights and property of Sellers, including all Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Section 3.25(b) of the Disclosure Schedule and Section 3.25(c) of the Disclosure Schedule;

(ix) to the extent assignable, all insurance proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Closing;

(x) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 2.1(b)(x);

(xi) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not excluded by Section 2.2(d) or Section 2.2(h); and

(xii) all rights of Sellers relating to the Savings Plan.

(c) Shareholders hereby convey, assign, transfer and deliver to Buyers and Buyers hereby accept and acquire from Shareholders for no consideration the vehicles set forth on Schedule 2.1(c) free and clear of any Encumbrances, “as is”, “where is” and “with all faults”.

(d) The Assets are hereby be transferred from Sellers to Buyers as follows: the Assets of K Defense are hereby purchased by and transferred to API Defense, except for the Assets associated with the activities of K Defense that require special classification and/or security clearance from the Defense Security Service, which Assets are hereby purchased by and transferred to API USA, and the Assets of KII and K Industries are hereby purchased by and transferred to Systems. The details of the purchase and transfer of Assets to the Buyer are reflected in the Bills of Sale.

(e) The transfer of the Assets pursuant to this Agreement does not include the assumption of any Liability, unless Buyers expressly assume that Liability pursuant to Section 2.6(a).

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Sellers (collectively, the

EXECUTION VERSION

“Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, shall remain the property of a Seller after the Closing and such Seller may take, or cause to be taken, any action with respect to the following:

(a) all cash, cash equivalents, short term investments and bank accounts;

(b) all minute books, corporate, limited liability company, stock, Records relating to Taxes and corporate seals;

(c) the shares of capital stock or membership interests of Sellers, as applicable, held in treasury;

(d) those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Schedule 2.2(d);

(e) all insurance policies and rights thereunder (except to the extent specified in Section 2.1(b)(ix));

(f) all of the Sellers’ Contracts listed in Schedule 2.2(f);

(g) all personnel Records and other Records that a Seller is required by Legal Requirement to retain in its possession;

(h) all claims for refund of Taxes and other governmental charges of whatever nature, including, without limitation, any property taxes, associated with the Assets, due after the Closing Date, but relating to a period prior to the Closing Date;

(i) all rights in connection with and assets of the Employee Plans, except the Savings Plan;

(j) all consideration received by, and all rights of a Seller under this Agreement, the Bills of Sale, the Assignment and Assumption Agreement, the Escrow Agreement or any other Contract entered into in connection with the Contemplated Transactions;

(k) the property and assets expressly designated in Schedule 2.2(k); and

(l) any assets related to any political action committee (“PAC”) controlled by a Seller.

Section 2.3 Consideration.

(a) The aggregate consideration for the Assets (the “Purchase Price”) is (i) Twenty-Four Million Dollars ($24,000,000) and (ii) Three Million Two Hundred Thousand (3,200,000) Shares, each payable as described in Section 2.3(b).

EXECUTION VERSION

(b) The Purchase Price shall be payable as follows:

(i) at Closing, Fourteen Million Dollars ($14,000,000) in cash shall be paid to Sellers by Buyers by wire transfer of immediately available funds to the account or accounts designated by Sellers on Schedule 2.3(b)(i);

(ii) the principal amount of Ten Million Dollars ($10,000,000) shall be paid to Sellers by Buyers pursuant to a promissory note, substantially the form of Exhibit 2.3(a)(ii) (the “Promissory Note”); and

(iii) subject to Section 2.5, API Parent shall deliver to Sellers Three Million Two Hundred Thousand Shares (the “Consideration Shares”) to be issued and delivered to Sellers or their respective designees as set forth on Schedule 2.3(b)(iii) in three tranches as follows: One Million (1,000,000) Consideration Shares at Closing, One Million (1,000,000) Consideration Shares on the first (1st) anniversary of the Closing and One Million Two Hundred Thousand (1,200,000) Consideration Shares on the second (2nd) anniversary of the Closing, provided that 505,000 Consideration Shares of the third tranche (in the form of a duly executed stock certificate evidencing such Consideration Shares and a signed and undated stock power in form and substance mutually agreeable to Buyers and Sellers) shall be delivered to Amalgamated Bank of Chicago (the “Escrow Agent”) at the Closing free and clear of any Encumbrances pursuant to the Escrow Agreement, to be held and released by the Escrow Agent in accordance with the terms of Section 6.6 and the Escrow Agreement.

Section 2.4 Consideration Shares

(a) At the time of issuance, it is anticipated that the Consideration Shares will not be registered under the Securities Act or under any state securities Laws. Accordingly, unless the Consideration Shares are registered at the time of issuance, a legend substantially to the following effect will be placed on each certificate evidencing the Consideration Shares, which legends shall be removed at the request of any holder thereof when such restrictions shall cease to be applicable:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THE SHARES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.”

(b) API Parent shall grant registration rights to each Seller and/or their respective designees, successors and assigns with respect to the Consideration Shares as set forth in the Registration Rights Agreement.

EXECUTION VERSION

Section 2.5 Adjustment to Consideration Shares; Acceleration

(a) In the event API Parent shall, after the date of this Agreement (i) subdivide or split its outstanding Shares into a greater number of shares or issue additional Shares for no consideration as a stock dividend, or (ii) combine its outstanding Shares into a smaller number of Shares, or (iii) issue any Shares in a reclassification of Shares, then the number of unissued Consideration Shares (including any in escrow) deemed receivable pursuant to the provisions of Section 2.3(b)(i) and the Escrow Agreement shall be adjusted so that the Sellers shall receive the kind and number of Consideration Shares or other securities of API Parent which Sellers would have received as though all such Consideration Shares had been issued to Sellers (or their respective designees) prior to the occurrence of any such event set forth in clauses (i) through (iii) above.

(b) The Consideration Shares shall become immediately issuable to Sellers (or their respective designees) upon the occurrence of any of the following events (each, an “Acceleration Event”): (i) API Parent agrees to consolidate with or merge with or into (by arrangement, take over, reorganization or otherwise) another Person, other than to effect a change of domicile or a transaction in which API Parent is the surviving entity unless immediately after the transaction, the holders of the issued and outstanding capital stock of API Parent immediately prior to the Transaction own less than fifty percent (50%) of the issued and outstanding capital stock of API Parent immediately after the transaction; (ii) API Parent agrees to sell all or substantially all of its assets in any transaction or series of related transactions; or (iii) the closing of any transaction or series of related transactions pursuant to which any Person or group of Persons acting jointly or in concert, acquires fifty percent (50%) or more of the issued and outstanding capital stock of API Parent. Any unissued Consideration Shares which become issuable pursuant to this Section 2.5(b) shall be issued no later than the day preceding the closing of such Acceleration Event or, if applicable, the record date set for shareholder approval of such action.

Section 2.6 Liabilities.

(a) Assumed Liabilities. Buyers hereby assume and shall hereafter pay, perform and discharge when due, only the Liabilities of the Sellers described below in this Section 2.6(a) (collectively, the “Assumed Liabilities”):

(i) any current liabilities reflected on the Interim Balance Sheets (other than Liabilities for Taxes, any interest bearing debt for borrowed money, including lines of credit, any amounts due for employee contributions and employee loan withholdings and employer matching contributions under the Savings Plan, payroll and any amounts payable to any Shareholder or a Related Person of (i) a Seller or (ii) any Shareholder) or incurred in the Ordinary Course of Business after the date of the Interim Balance Sheets but on or before the Closing;

(ii) any Liability to Sellers’ customers under written warranty agreements and applicable implied warranties given by Sellers to their respective customers in the Ordinary Course of Business prior to the Closing;

(iii) any Liability arising after the Closing under the Assumed Contracts;

EXECUTION VERSION

(iv) those Liabilities and obligations of Sellers with respect to the Hired Active Employees, Buyer Benefit Plans and the Savings Plan which Buyers have expressly agreed to assume pursuant to Section 5.1; and

(v) any Liability of a Seller described in Schedule 2.6(a)(v).

(b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the applicable Seller(s). Except as hereinafter provided, “Retained Liabilities” shall mean every Liability of Sellers other than the Assumed Liabilities, including without limitation:

(i) any Liability arising out of or relating to products of Sellers to the extent manufactured or sold prior to the Closing other than to the extent assumed by Buyers under Section 2.6(a)(i), Section 2.6(a)(ii) or Section 2.6(a)(iii);

(ii) any Liability for Taxes of Sellers arising as a result of Sellers’ operation of the Business or ownership of the Assets for any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”);

(iii) any Liability under any Contract listed on Schedule 2.2(f), including any Liability arising out of or relating to a Seller’s credit facilities or any security interest related thereto;

(iv) any Liability arising out of activities related to lobbying, PACs, payments or favors granted to lobbyists or officials of any Governmental Body prior to the Closing;

(v) except as set forth in Section 5.1 and to the extent assumed pursuant to Section 2.6(a)(i) or Section 2.6(a)(v), any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, severance, any employment agreement, retention or termination agreement, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind, in each case, for Sellers’ employees or former employees arising or relating to an employment period prior to the Closing;

(vi) any Liability arising out of or relating to any employee grievance arising prior to the Closing whether or not the affected employees are hired by a Buyer;

(vii) any Liability relating to any payments that may become payable to any employee or former employee of a Seller as a result of the consummation of the Contemplated Transactions (other than payments due pursuant to this Agreement or an agreement between API Parent and/or a Buyer and any employee of a Seller);

(viii) any Liability of a Seller to any shareholder or member of such Seller or Related Person of any such shareholder;

EXECUTION VERSION

(ix) any Liability arising under WARN Act and other similar applicable laws due to any actions of the Sellers prior to the Closing with regard to the site of employment, Facility, operating unit or employees affected by this Agreement;

(x) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of a Seller, except for employee expense reimbursements incurred in the Ordinary Course of Business that are reflected on the Sellers’ accounting records as of the Closing Date;

(xi) except as otherwise expressly set forth in this Agreement, any Liability to distribute to any of a Seller’s shareholders or members all or any part of the Purchase Price;

(xii) any Liability arising out of any Proceeding pending as of the Closing;

(xiii) any Liability arising out of or resulting from a Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body prior to the Closing;

(xiv) any Liability of a Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; and

(xv) any Liability resulting from or arising out of the Government Investigation.

Provided, however, that notwithstanding anything forgoing to the contrary, Retained Liabilities shall not include any Liability of or related to the Environment, Environmental Laws, Environmental Permits or Hazardous Material (collectively, “Environmental Related Liabilities”, it being the intention of the parties to this Agreement that the exclusive liability for such Environmental Related Liabilities will be based on a breach of the representations and warranties set forth in Section 3.22.

Section 2.7 Allocation. The sum of the Purchase Price and the amount of the Assumed Liabilities shall be allocated among K Defense, KII and K Industries and among the Assets purchased from each Seller in accordance with the basic principles set forth in Schedule 2.7 and Section 1060 of the Code. Buyers shall prepare and deliver a purchase price allocation that is consistent with Schedule 2.7 and Section 1060 of the Code and a draft IRS Form 8594 to Sellers within one hundred and twenty (120) days after the Closing Date. Sellers will have the right to raise objections to such purchase price allocation and draft IRS Form 8594 within fifteen (15) days after its receipt thereof, in which event Buyers and Sellers shall negotiate in good faith to resolve such objections. Except to the extent of any unresolved objections or as otherwise required by Legal Requirement, (a) none of the parties shall take any position inconsistent with such allocation for any federal or applicable state or local income Tax purposes and (b) the parties shall treat (for any deferral or applicable state or local income Tax purposes) any additional or deferred Purchase Price payable to Sellers as additional consideration for the Asset sale, except to the extent such payments are treated as imputed interest pursuant to the Code (including pursuant to Section 483 thereof).

EXECUTION VERSION

Section 2.8 Closing. The closing of the Contemplated Transactions (the “Closing”) will take place on the date hereof (the “Closing Date”) at a place agreed to in writing by the parties, or at such other time as mutually agreed by the parties; provided that any party may participate in the Closing remotely by electronic delivery of documents and/or funds, and shall be effective as of 11:59 p.m. EST on the Closing Date.

Section 2.9 Closing Obligations. Upon the terms contained herein, in addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Sellers shall deliver, or caused to be delivered, to Buyers (the delivery of any of which may be waived in writing by Buyers):

(i) one bill of sale for each of K Defense, KII and K Industries in substantially the form of Exhibit 2.9(a)(i) covering in the aggregate all of the Assets that are Tangible Personal Property (collectively, the “Bills of Sale”), duly executed by the applicable Seller;

(ii) a counterpart signature page to an assignment of all of the Assets that are intangible personal property in substantially the form of Exhibit 2.9(a)(ii), which assignment shall also contain Buyers’ undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”), duly executed by each Seller;

(iii) counterpart signature pages to non-competition agreements in substantially the form of Exhibit 2.9(a)(iii), duly executed by each Shareholder (the “Non-Competition Agreements”);

(iv) a counterpart signature page to an escrow agreement in substantially the form of Exhibit 2.9(a)(iv), duly executed by each Seller (the “Escrow Agreement”);

(v) a counterpart signature page to a registration rights agreement in substantially the form of Exhibit 2.9(a)(v), duly executed by Sellers (the “Registration Rights Agreement”);

(vi) counterpart signature pages to the consulting agreements, in substantially the form of Exhibit 2.9(a)(vi), duly executed by the respective Shareholder (the “Consulting Agreements”);

(vii) evidence of the grant of an easement from the Shareholders to Windber Associates for that portion of the parking lot used in the Business that encroaches on the real property of the Shareholders adjacent to the Leased Real Property located at 345 Pomroys Drive, Windber, Pennsylvania 15963 and an amendment to such Lease including such easement;

(viii) a counterpart signature page to a letter agreement, in form and substance mutually agreeable to Pomroys Leasing, LP and Buyers, pursuant to which (A) Buyers shall covenant to pay the Pay-Off Amounts to Pomroys Leasing, LP within ninety

EXECUTION VERSION

(90) days of Closing, the failure to do so which will result in default damages of Two Hundred Fifty Thousand Dollars ($250,000) and an increase in the interest rate applicable to such Leases to eleven percent (11%) and (B) will, if requested by Pomroys Leasing, LP, include security on such leased equipment in the form of a security agreement and the filing of UCC-1 financing statements (the “Pomroys Agreement”), duly executed by Pomroys Leasing LP;

(ix) a counterpart signature page to a security agreement in substantially the form of Exhibit 2.9(a)(ix), duly executed by Sellers (the “Security Agreement”);

(x) a counterpart signature page to a lease agreement for the real property and 16,000 ft2 warehouse located 4646 Clearshade Drive, Windber, Pennsylvania in a form and substance mutually satisfactory to Buyers and Pomroys Leasing, LP, as landlord, duly executed by Pomroys Leasing, LP (the “Clearshade Lease”);

(xi) titles for each vehicle set forth on Schedule 2.1(c), duly executed by the Shareholders, transferring such vehicles to the applicable Buyer for no consideration;

(xii) evidence of releases of all Encumbrances on the Assets, if any, other than Permitted Encumbrances; and

(xiii) certificates dated as of a date not earlier than the tenth (10th) Business Day prior to the Closing as to the good standing of each Seller, executed by the appropriate official of the Commonwealth of Pennsylvania and each jurisdiction in which such Seller is licensed or qualified to do business as a foreign corporation as specified in Section 3.1(a) of the Disclosure Schedule.

(xiv) a certificate of the secretary of each Seller certifying and attaching all requisite resolutions or actions of such Seller’s board of directors or manager and shareholders or members, as applicable, approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of such Seller executing this Agreement and any other documents relating to the Contemplated Transactions;

(xv) a Form W-9 executed by each Seller; and

(xvi) such other bills of sale, assignments, certificates, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyers to give effect to the Contemplated Transactions, each in form and substance reasonably satisfactory to Buyers and Sellers.

EXECUTION VERSION

(b) Buyers shall deliver, or caused to be delivered, to Sellers (the delivery of any of which may be waived in writing by Sellers):

(i) Fourteen Million Dollars ($14,000,000) in accordance with Section 2.3;

(ii) the Promissory Note, duly executed by each Buyer;

(iii) One Million (1,000,000) Consideration Shares in accordance with Section 2.3 and Section 2.4;

(iv) a counterpart signature page to the Registration Rights Agreement, duly executed by API Parent;

(v) a counterpart signature page to the Escrow Agreement, duly executed by each Buyer;

(vi) a counterpart signature page to the Assignment and Assumption Agreement, duly executed by each Buyer;

(vii) counterpart signature pages to the Non-competition Agreements, duly executed by each Buyer and API Parent;

(viii) counterpart signature pages to the Consulting Agreements, duly executed by API Parent and/or Buyers;

(ix) a counterpart signature page to the Pomroys Agreement, duly executed by Buyers;

(x) a counterpart signature page to the Security Agreement, duly executed by Buyers;

(xi) a counterpart signature page to the Clearshade Lease, duly executed by the applicable Buyer;

(xii) certificates dated as of a date not earlier than the tenth (10th) Business Day prior to the Closing as to the good standing of API Parent and each Buyer, executed by the appropriate official of the State of Delaware, to be delivered (or tendered subject only to Closing) to Sellers.

(xiii) a certificate of the secretary of API Parent and each Buyer certifying and attaching all requisite resolutions or actions of API Parent (if required by applicable Legal Requirement or API Parent’s Governing Documents) and such Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of API Parent and such Buyer (as applicable) executing this Agreement and any other document relating to the Contemplated Transactions; and

(xiv) such other certificates, assignments, documents and other instruments as may reasonably be requested by Sellers to give effect to the Contemplated Transactions, each in form and substance satisfactory to Buyers and Sellers.

EXECUTION VERSION

Section 2.10 This Section has been intentionally omitted.

Section 2.11 This Section has been intentionally omitted.

Section 2.12 Certain Provisions Regarding Assignments.

(a) Notwithstanding anything contained herein to the contrary, neither this Agreement nor the Assignment and Assumption Agreement shall constitute an agreement to assign or transfer any Assumed Contract or Asset or any claim, right, benefit or obligation thereunder or resulting therefrom if (i) an assignment or transfer thereof, without Consent of a third party thereto, would constitute a breach or violation thereof or would in any way adversely affect the rights (upon transfer) of either Buyers or such Contract or Asset or result in the loss or cancellation thereof or require a payment thereunder by reason of the assignment or transfer thereof and (ii) such Consent is not obtained at or prior to Closing (any such Contract or Asset is to be referred to herein as a “Restricted Asset”).

(b) If the parties are not successful in obtaining a Consent required for the consummation of the Contemplated Transactions at or prior to Closing, then (i) if requested by Buyers and to the extent not in violation of applicable Legal Requirement or Order, the applicable Seller or one of its Affiliates (as applicable) shall continue to keep the applicable Restricted Asset in effect in accordance with its terms and shall provide the applicable Buyer with the benefits of the Restricted Asset in question to the extent that such Seller or its Affiliate may provide such benefits in a manner not in violation of the terms of such Restricted Asset (subject to Section 2.12(c) below); and (ii) at the request and sole expense of Buyers and to the extent not in violation of applicable Legal Requirement or Order, the applicable Seller or one of its Affiliates (as applicable) shall exercise any rights of Sellers arising under any such Restricted Asset (including the right to elect to terminate any Contract constituting a Restricted Asset in accordance with its terms) and such Buyer shall perform at its sole expense the obligations of such Seller or such Affiliate under the Restricted Asset in question. Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Asset is obtained, the applicable Seller or Affiliate (as applicable) shall promptly assign, transfer and deliver such Restricted Asset to the applicable Buyer, and such Buyer shall assume the obligations under such Restricted Asset pursuant to the terms of this Agreement.

(c) At Buyers’ option and to the extent not in violation of applicable Legal Requirement or Order, if any Consent with respect to a Restricted Asset is not obtained prior to the Closing, the applicable Seller or one of its Affiliates (as applicable) and the applicable Buyer shall, cooperate (at their own expense) in any lawful arrangement reasonably acceptable to such Seller and such Buyer under which such Buyer shall obtain, the economic claims, rights and benefits under the Restricted Asset with respect to which the Consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include subcontracting, sublicensing or subleasing to such Buyer any and all legal rights of the applicable Seller or one of its Affiliates (as applicable) under such Restricted Asset. Buyers shall be responsible only for post-closing obligations, if any, arising after the Closing under such Restricted Asset.

EXECUTION VERSION

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedule, each Seller and each Shareholder hereby represents and warrants, jointly and severally, to Buyers and API Parent as follows:

Section 3.1 Organization and Good Standing.

(a) Each of K Defense and KII is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to consummate the Contemplated Transactions. K Industries is a LLC duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full power and authority to consummate the Contemplated Transactions. Each Seller is duly qualified to do business as a foreign corporation or foreign LLC, as applicable, and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Section 3.1(a) of the Disclosure Schedule contains a complete and accurate list of each foreign jurisdiction in which each Seller is qualified to do business as a foreign corporation or foreign LLC, as applicable.

(b) No Seller has any Subsidiary or owns any shares of capital stock, equity interests or other securities of any other Person.

Section 3.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of each Seller and each Shareholder, enforceable against each Seller and each Shareholder in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Upon the execution and delivery by each Seller and each Shareholder, as applicable of the Escrow Agreement, the Non-Competition Agreements, the Registration Rights Agreement, the Consulting Agreements and each other agreement to be executed or delivered by any or all of the Sellers and/or Shareholders at the Closing (collectively, the “Sellers’ Closing Documents”), each of Sellers’ Closing Documents will constitute the legal, valid and binding obligation of each Seller and each Shareholder party thereto, enforceable against each such Seller and/or Shareholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to tor affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Each Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Sellers’ Closing Documents to which it is a party and to perform its obligations under this Agreement and such Sellers’ Closing Documents, and such action has been duly authorized by all necessary action by each Seller’s shareholders and board of directors, or members and mangers, as applicable. Each Shareholder has all necessary legal capacity to enter into the Sellers’ Closing Documents to which such Shareholder is a party and to perform its obligations thereunder.

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(b) Except as set forth in Section 3.2(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Sellers or the Shareholders will, directly or indirectly (with or without notice or lapse of time):

(i) Breach (A) any provision of any of the Governing Documents of any Seller or (B) any resolution adopted by the board of directors or the shareholders or managers or members, as applicable, of any Seller;

(ii) subject to obtaining the Consents referred to in Section 3.2(c) of the Disclosure Schedule:

(A) Breach, conflict with or violate any Legal Requirement or any Order currently in effect to which any Seller, Shareholder, the Business or any of the Assets, are subject;

(B) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization that is held by any Seller or that otherwise relates to the Assets or the Business;

(C) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assumed Contract; or

(iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except for Permitted Encumbrances.

(c) Except as set forth in Section 3.2(c) of the Disclosure Schedule, no Seller or Shareholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement, the consummation or performance of any of the Contemplated Transactions, including the transfer of any Asset to the applicable Buyer, which has not already been made or obtained.

Section 3.3 Capitalization. As of the date hereof: (a) the authorized equity securities of K Defense consist of Three Hundred Thousand (300,000) shares of common stock without par value, of which Sixty Thousand (60,000) common shares are issued and outstanding, Thirty Thousand (30,000) of which are owned by each of William and Ronald; (b) the authorized equity securities of KII consist of Two Hundred Twenty Thousand (220,000) shares of common stock without par value, of which (i) Twenty Thousand (20,000) shares are designated as class “A” voting common shares, and Ten Thousand (10,000) shares of the class “A” voting common shares are issued and outstanding, of which William owns 9,897.4 shares and Ronald owns 102.6 shares, and (ii) Two Hundred Thousand (200,000) shares are

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designated as class “B” non-voting common shares, and One Hundred Thousand (100,000) shares of the class “B” non-voting shares are issued and outstanding, of which William owns 98,300.3 shares, Ronald owns 1,250.7 shares, Lena Kuchera owns 224.5 shares, and Lisa Kuchera owns 224.5 shares; and (c) William and Ronald respectfully own Fifty Percent (50%) of the issued and outstanding equity interests in K Industries. The Shareholders, Lena Kuchera and Lisa Kuchera are and will be on the Closing Date the record and beneficial owners and holders of the shares and equity interests of each Seller owned by each of them free and clear of all Encumbrances. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of any Seller.

Section 3.4 Financial Statements. Sellers have delivered to Buyers: (a) an audited balance sheet of K Defense as of June 30, 2009 and an audited balance sheet of KII as of December 31, 2008, including the notes thereto (collectively, the “Balance Sheets”), and the related audited statements of operations, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Withum Smith+Brown, PC, independent certified public accountants; (b) an audited balance sheet of K Defense as of June 30, 2008 and an audited balance sheet of KII as of December 31, 2007 and the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including the notes thereto, together with a report thereon of Withum Smith+Brown, PC independent certified public accountants; and (c) an unaudited balance sheet of each Seller as of September 30, 2009, (the “Interim Balance Sheets”) and the related unaudited statements of operations, changes in shareholders’ equity, and cash flows for the three (3) months then ended in the case of K Defense and the nine (9) months then ended in the case of KII and K Industries. Except as set forth on Section 3.4 of the Disclosure Schedule, such financial statements fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Sellers as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. Except as set forth on Section 3.4 of the Disclosure Schedule, the financial statements referred to in this Section 3.4 have been prepared from the accounting Records of Sellers, in all material respects.

Section 3.5 Books and Records. Except as set forth on Section 3.5 of the Disclosure Schedule, each Seller maintains books of account and other financial Records, all of which have been made available to Buyers, which are complete and correct in all material respects and provide reasonable assurance that all transactions to which such Seller is a party, or by which its properties are bound, are recorded as necessary to permit preparation of their respective financial statements in accordance with the historical accounting practices of such Seller, consistently applied. The minute books of each Seller, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders and the board of directors and members and managers of each Seller in Sellers’ possession.

Section 3.6 Sufficiency of Assets. Except for the Excluded Assets and as set forth in Section 3.6 of the Disclosure Schedule, the Assets constitute, as of the date hereof, all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in all material respects as presently operated.

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Section 3.7 Owned Real Property. No Seller owns any Real Property.

Section 3.8 Description of Leased Real Property. Section 3.8 of the Disclosure Schedule contains a correct street address of all tracts, parcels and subdivided lots in which a Seller has a leasehold interest (the “Leased Real Property”) and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases to which a Seller is a party. Except as set forth in Section 3.8 of the Disclosure Schedule, such Seller has the exclusive right under the Real Property Leases to occupy and use the Leased Real Property. No Seller has received written notice of any condemnation proceedings, suits or administrative actions relating to the Leased Real Property.

Section 3.9 Title to Assets; Encumbrances.

(a) As of the Closing, each Seller owns good and marketable title to, or has the lawful right to use all of its Assets, which collectively constitute all of the Assets, free and clear of any Encumbrances other than Permitted Encumbrances.

(b) Each Real Property Lease is (i) in full force and effect, (ii) a valid and binding obligation of the Seller party thereto and, to Sellers’ Knowledge, a valid and binding obligation of the other party or parties thereto, enforceable against such party or parties in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and (iii) except as set forth in Section 3.2(c) of the Disclosure Schedule, assignable by such Seller to a Buyer without the consent of any other Person. To Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give Seller or any other Person, the right to declare a default or exercise any remedy under, or to cancel, terminate or modify, any Real Property Lease.

Section 3.10 Condition of Facilities.

(a) Use of the Facilities for the various purposes for which it is presently being used by Sellers is in material compliance with all applicable zoning Legal Requirements and, to Sellers’ Knowledge, is not subject to “permitted nonconforming” use or structure classifications. No Seller has received any written notice that the use or occupancy of the Leased Real Property violates any Legal Requirement, covenant, condition or restriction that encumbers the Leased Real Property. Except as set forth on Section 3.10(a) of the Disclosure Schedule, Sellers do not use any real property other than the Leased Real Property in connection with the operation of the Business. The portion of the Facilities that are included in the Leased Real Property are (i) in good operating condition and repair, are adequately serviced by all required utilities and are adequate for the uses to which they are being put and (ii) free of physical, mechanical and structural defects and do not need maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material

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in nature or costs. To Sellers’ Knowledge, there are no facts which would prevent such Facilities from being occupied and used after the Closing Date by Buyers in a manner comparable to that of Sellers prior to the Closing Date.

(b) Each item of equipment comprising the Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted. All pieces of such equipment are (i) in good operating condition and repair, are adequately serviced by all required utilities and are adequate for the uses to which they are being put and (ii) free of physical, mechanical and structural defects and do not need maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or costs. Except as disclosed in Section 3.10(b) of the Disclosure Schedule, all items of Tangible Personal Property used in the Business by Sellers are in the possession of a Seller.

Section 3.11 Accounts Receivable. All Accounts Receivable (net of allowances for doubtful accounts) that are reflected on the Interim Balance Sheets or on the accounting Records of Sellers as of the Closing Date represent or will represent as of such date valid obligations arising from sales actually made or services actually performed by a Seller in the Ordinary Course of Business. To Sellers’ Knowledge, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

Section 3.12 Inventories. All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable in the Ordinary Course of Business. Except as set forth on Section 3.12 of the Disclosure Schedule, no Seller is in possession of any inventory not owned by a Seller, including goods already sold. All of the items included in the Inventories have been valued at the average cost, first in, first out basis and are consistent with the historical inventory levels and practices of Sellers with respect to the Business.

Section 3.13 No Undisclosed Liabilities. Except as set forth in Section 3.13 of the Disclosure Schedule, no Seller has any Liability that would be required to be reflected on the Interim Balance Sheets or notes thereto prepared in accordance with GAAP, except for (a) Liabilities reflected or reserved against in the Interim Balance Sheets, (b) Liabilities incurred in the Ordinary Course of Business of Sellers since the date of the Interim Balance Sheets, or (c) Liabilities disclosed in the Disclosure Schedule; provided that, this Section 3.13 shall not include nor require the Sellers to disclose on Section 3.13 of the Disclosure Schedule any matter that was disclosed, or was not required to be disclosed as a result of a Sellers’ Knowledge qualifier pursuant to this ARTICLE 3.

Section 3.14 Taxes. Sellers have filed or caused to be filed on a timely basis all material Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All such Tax Returns and reports filed by Sellers are true, correct and complete in all material respects. Sellers have timely paid, all material Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by a Seller, except such Taxes, if any, as are listed in Section 3.14 of the Disclosure Schedule and are being contested in good faith and as

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to which adequate reserves (determined in accordance with the historical accounting practices of Sellers, consistently applied) have been provided in the Balance Sheet and the Interim Balance Sheet. Sellers have timely withheld and paid to the appropriate Governmental Body in a timely manner all Taxes required to have been withheld by it in connection with amounts paid and owing to any employee, independent contractor, creditor or other person. Except as provided in Section 3.14 of the Disclosure Schedule, no Seller is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where a Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. To Sellers’ Knowledge, there are no audits of or other Proceedings pending with respect to any Tax Returns of any Seller. There are no Encumbrances, except Permitted Encumbrances, on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and to Sellers’ Knowledge, there is no basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

Section 3.15 No Material Adverse Effect. Except as set forth in Section 3.15 of the Disclosure Schedule, since the date of the Interim Balance Sheet, there has not been any Material Adverse Effect on the Business.

Section 3.16 Employee Benefits.

(a) Set forth in Section 3.16(a) of the Disclosure Schedule is a complete and correct list of all employee benefit plans and programs, including, without limitation, all plans and programs providing for retirement, profit sharing, 401(k) plans, other savings, bonus, incentive-compensation, deferred-compensation programs, profit-sharing, equity-based compensation, hospitalization, medical, life or disability insurance, severance, change-in-control, salary-continuation, vacation, holiday, sick-leave, fringe-benefit or welfare plan (“Employee Plans”) that are maintained or contributed to by a Seller or any other corporation or trade or business controlled by, controlling or under common control with a Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”).

(b) To the extent applicable to the Employee Plans referenced in Section 3.16(a) of the Disclosure Schedule, Sellers have made available to Buyers true, accurate and complete copies of (i) the documents (including summary plan descriptions, summaries of material modifications, employee handbooks and other written communications) comprising each Employee Plan; (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; and (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years.

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(c) Except as disclosed in Section 3.16(c) of the Disclosure Schedule, full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to and including the Closing Date. Sellers have paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(d) No Seller or ERISA Affiliate has any Employee Plan that is (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and there is no other Multiemployer Plan to which a Seller or ERISA Affiliate has at any time had an obligation to contribute; or (ii) a “defined benefit pension plan” subject to Code Section 412.

(e) Sellers are in compliance, in all material respects, with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees. No Employee Plan provides death or medical benefits, whether or not insured, with respect to any current or former employee of a Seller, or any spouse or dependent of such employee, beyond such employee’s retirement or other termination of employment with any Seller other than coverage mandated by COBRA or any applicable state statute.

(f) The form of all Employee Plans is in material compliance with the applicable terms of ERISA, the Code, and any other applicable laws.

(g) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (i) is so qualified and has received a favorable determination letter from the IRS, and (ii) has been and is operated substantially in accordance with its terms. All necessary amendments to each such Employee Plan have been timely made as required by applicable law. To Sellers’ Knowledge, no circumstance exists that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and, to Sellers’ Knowledge, no circumstance exists that will or could result in a revocation of such exemption.

(h) There is no material pending or, to Sellers’ Knowledge, threatened, Proceeding relating to any Employee Plan. No Seller has engaged in any “prohibited transaction” as defined in Section 4975 of the Code or Section 406 of ERISA and all fiduciaries, as defined in Section 3(21) of ERISA, with respect to Employee Plans, have complied with the requirements of Section 404 of ERISA.

(i) Except as set forth in Section 3.16(i) of the Disclosure Schedule, Sellers have maintained workers’ compensation coverage as required by applicable state law.

(j) Except as set forth in Section 3.16(j) of the Disclosure Schedule, the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of a Seller.

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(k) Except for the continuation coverage requirements of COBRA, no Seller has any obligations or liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that provide welfare benefits.

(l) To Sellers’ Knowledge, no written or oral representations have been made to any employee or former employee of a Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). To Sellers’ Knowledge, no written or oral representations have been made to any employee or former employee of a Seller concerning the employee benefits of Buyer.

Section 3.17 Compliance With Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedule:

(i) The Business is being and at all times since June 1, 2007 has been conducted in compliance with all applicable Legal Requirements, except for events of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect;

(ii) No Seller has received, since June 1, 2007, any written notice from any Governmental Body or any other Person regarding any violation of, or failure to comply with, any applicable Legal Requirement; and

(iii) To Seller’s Knowledge, no event has occurred or circumstance has been in existence since June 1, 2007 that (with or without notice or lapse of time) would constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement.

(b) Section 3.17(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization (except Environmental Permits) held by a Seller that is necessary for the conduct of the Business as it is currently being conducted. Each such Governmental Authorization listed or required to be listed in Section 3.17(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 3.17(b) of the Disclosure Schedule:

(i) Seller is and at all times since June 1, 2007 been in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.17(b) of the Disclosure Schedule, except for events of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect;

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(ii) to Sellers’ Knowledge, no event has occurred or circumstance has been in existence since June 1, 2007 that would (with or without notice or lapse of time) constitute or result in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Section 3.17(b) of the Disclosure Schedule;

(iii) no Proceedings are pending, or to the Sellers’ Knowledge, threatened which would result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.17(b) of the Disclosure Schedule; and

(iv) no Seller has received, at any time since June 1, 2007, any written notice from any Governmental Body or any other Person regarding (A) any violation of or failure to comply with any term or requirement of any such Governmental Authorization or (B) any revocation, withdrawal, suspension, cancellation, termination of or modification to any such Governmental Authorization.

(c) It is understood and agreed that this Section 3.17 shall not apply to matters expressly covered in Section 3.14 (related to Tax matters), Section 3.16 (related to Employee Benefits), Section 3.22 (related to Environmental Matters), Section 3.23 (Employee Matters) Section 3.24 (Labor Matters), Section 3.27 (related to the Foreign Corrupt Practices Act), Section 3.28 (related to Government Contracts), Section 3.34 (related to Export Matters) and Section 3.36 (related to Occupational Safety and Health matters).

Section 3.18 Legal Proceedings; Orders.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedule and for Proceedings that may have been filed under seal, there is no pending or, to Sellers’ Knowledge, threatened Proceeding:

(i) by or against a Seller or Shareholder with respect to the Business or the Assets; or

(ii) that challenges, or could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

(b) Except as set forth in Section 3.18(b) of the Disclosure Schedule, to Sellers’ Knowledge, no event has occurred or circumstance exists that would be reasonably likely to give rise to any Proceeding described in Section 3.18(a)(ii) or any Proceeding described in Section 3.18(a)(i) that would be reasonably likely to have a Material Adverse Effect.

(c) Seller has made available to Buyer copies of all material pleadings, correspondence and other documents relating to each Proceeding listed in Section 3.18(a) of the Disclosure Schedule, except with respect to the Government Investigation.

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(d) Except as set forth in Section 3.18(d) of the Disclosure Schedule, (i) there is no Order to which a Seller, a Shareholder, the Business or any of the Assets or, to Sellers’ Knowledge, any Related Person of a Seller or Shareholder, is subject, enjoining it either in respect of, or which would prohibit or restrict the Business or any of the Assets or which could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions and (ii) no Shareholder nor, to Sellers’ Knowledge, any Related Person of a Seller, is a party to any Proceeding that could result in an Order that would prohibit, limit or restrict such Shareholder or Related Person from engaging in or continuing any conduct, activity or practice relating to the Business and to Sellers’ Knowledge, no such Proceeding is threatened; and

(e) Except as set forth in Section 3.18(e) of the Disclosure Schedule:

(i) each Seller and each Shareholder, is in compliance with all of the terms and requirements of each Order to which the Business or any of the Assets is subject, except for events of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect; and

(ii) no Seller, Shareholder, nor, to Sellers’ Knowledge, any Related Person of a Seller has received, at any time since June 1, 2007, any written notice from any Governmental Body or any other Person regarding any violation of, or failure to comply with, any material term or requirement of any Order to which such Seller, the Business or any of the Assets is subject.

Section 3.19 Absence of Certain Changes and Events. Except as set forth in Section 3.19 of the Disclosure Schedule, since the date of the Interim Balance Sheets, each Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) payment (except in the Ordinary Course of Business) or increase by such Seller of any bonuses, salaries or other compensation to any shareholder, director, officer, manager, member, employee or Consultant or entry into any employment, consulting, severance or similar Contract with any director, officer or employee;

(b) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(c) damage to or destruction or loss of any Asset, whether or not covered by insurance;

(d) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or research and development Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least One Hundred Thousand Dollars ($100,000), except, in each case, for terminations of any such Contracts occurring as a result of the expiration of such Contract in accordance with its terms;

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(e) sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance, except Permitted Encumbrances, on any Asset;

(f) cancellation or waiver of any claims or rights with a value to Seller in excess of One Hundred Thousand Dollars ($100,000); or

(g) entry into any Contract by a Seller to do any of the foregoing.

Section 3.20 Contracts; No Defaults.

(a) Section 3.20(a) of the Disclosure Schedule contains an accurate and complete list, and Sellers have made available to Buyers accurate and complete copies, of:

(i) each Seller Contract that involves performance of services or delivery of goods or materials by a Seller of an amount or value in excess of One Hundred Thousand Dollars ($100,000) in any twelve (12) month period;

(ii) each Seller Contract that involves performance of services or delivery of goods or materials to a Seller of an amount or value in excess of One Hundred Thousand Dollars ($100,000) in any twelve (12) month period;

(iii) each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of One Hundred Thousand Dollars ($100,000) in any twelve (12) month period;

(iv) each Real Property Lease and Seller Contract affecting the ownership of, leasing of, title to, use of, license of or any leasehold or other interest in any Tangible Personal Property (except personal property leases and installment and conditional sales agreements having a value less than One Hundred Thousand Dollars ($100,000);

(v) each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi) each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(vii) each Seller Contract containing covenants that restrict the Business or limit the freedom of a Seller to engage in any line of business or to compete with any Person, except for non-disclosure, proprietary information or confidentiality agreements with Third Parties entered into in the Ordinary Course of Business and which have be previously made available to Buyers;

(viii) each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

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(ix) each power of attorney of a Seller that is currently effective and outstanding with respect to the Business;

(x) each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by a Seller to be responsible for consequential damages;

(xi) each Seller Contract for capital expenditures in excess of One Hundred Thousand Dollars ($100,000);

(xii) each Government Contract or Bid;

(xiii) each Seller Contract pursuant to which a third party has licensed to a Seller any Intellectual Property that is material to the operation of the Business, other than licenses for “shrink wrap” or other commercially available software or other technology;

(xiv) each Seller Contract pursuant to which a Seller has granted a third party any rights or licenses to any material Intellectual Property of such Seller, other than non-exclusive licenses granted in the Ordinary Course of Business;

(xv) each Seller Contract pursuant to which a Seller has engaged, or entered into an engagements with any third party to develop or create any software or other technology or Intellectual Property rights for a Seller;

(xvi) each Seller Contract that is classified or that involves the use of classified Assets; and

(xvii) each written warranty and guaranty with respect to contractual performance extended by a Seller other than in the Ordinary Course of Business.

(b) Except as set forth in Section 3.20(b) of the Disclosure Schedule, neither Shareholder has or may acquire any rights under, and neither Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the Business or any of the Assets.

(c) Except as set forth in Section 3.20(c) of the Disclosure Schedule, each Contract identified or required to be identified in Section 3.20(a) of the Disclosure Schedule comprising the Assumed Contracts is in full force and effect and is a valid and binding obligation of the Seller party thereto and, to Sellers’ Knowledge, a valid and binding obligation of the other party or parties thereto enforceable against such party or parties in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to tor affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

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(d) Except as set forth in Section 3.20(d) of the Disclosure Schedule:

(i) each Seller is, and at all times since June 1, 2007 has been, in material compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer and to which it is a party;

(ii) to Sellers’ Knowledge, each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times since June 1, 2007 has been, in material compliance with all applicable terms and requirements of such Contract;

(iii) to Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or the lapse of time) may contravene, conflict with or result in a material Breach of, or give Sellers or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under or to cancel, terminate or modify, any Seller Contract comprising an Assumed Contract; and

(iv) to Sellers’ Knowledge, no event has occurred or circumstance exists under or by virtue of any Seller Contract that (with or without notice or the lapse of time) would cause the creation of any Encumbrance affecting any of the Assets, except Permitted Encumbrances.

(e) Except as set forth in Section 3.20(e) of the Disclosure Schedule, no Seller has received written notice of any default by it under any Seller Contract comprising the Assumed Contracts, except for defaults that are not material.

(f) There are no existing renegotiations of or, to Sellers’ Knowledge, attempts to renegotiate, any material amounts paid or payable to a Seller under current or completed Seller Contract comprising the Assumed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(g) Except as set forth in Section 3.20(g) of the Disclosure Schedule, each Seller Contract comprising the Assumed Contracts relating to the sale, design, manufacture or provision of products or services by a Seller has been entered into in the Ordinary Course of Business and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

Section 3.21 Insurance.

(a) Seller has made available to Buyer:

(i) a list of all policies of insurance to which a Seller is a party or under which a Seller is covered with respect to the Business, including a summary of types of coverage and policy limits which is listed in Section 3.21(a)(i) of the Disclosure Schedule;

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(ii) accurate and complete copies of all pending applications by a Seller for policies of insurance with respect to the Business; and

(b) Section 3.21(b) of the Disclosure Schedule lists:

(i) any Seller’s self-insurance arrangement, including any reserves established thereunder; and

(ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which a Seller is a party or which involves the Business.

(iii) all obligations of Sellers to provide insurance coverage to Third Parties and identifies the policy under which such coverage is provided.

(c) Section 3.21(c) of the Disclosure Schedule sets forth for the current policy year and each of the three (3) preceding policy years:

(i) a summary of the loss experience under each policy of insurance;

(ii) a statement describing each claim under a policy of insurance for an amount in excess of Twenty-Five Thousand Dollars ($25,000), which sets forth:

(A) the name of the claimant;

(B) a description of the policy by insurer, type of insurance and period of coverage; and

(C) the amount and a brief description of the claim; and

(iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d) Except as set forth in Section 3.21(d) of the Disclosure Schedule, all policies of insurance to which a Seller is a party are valid, outstanding and enforceable and in full force and effect, except that such insurance policy may be limited by the insurer’s bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

(e) Except as set forth on Section 3.21(e) of the Disclosure Schedule:

(i) no Seller has received within the previous three (3) years: (A) any refusal of coverage or any written notice that a defense will be afforded with reservation of rights with regard to any pending claim or (B) any written notice of cancellation or any other indication that any such policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

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(ii) each Seller party to such insurance policies has paid all premiums due, and has otherwise performed all of its material obligations, under each policy of insurance to which it is a party; and

(iii) each Seller has given notice to the insurer of all claims that may be insured thereby, except to the extent that any applicable deductible exceeds the amount of any such claim.

Section 3.22 Environmental Matters.

(a) There has been no Release of any Hazardous Materials (i) by any Seller at, on, or from any Leased Real Property; (ii) at any other location where any Hazardous Materials were generated, manufactured, refined, transported, disposed of, produced, imported, used, or processed by any Seller in relation to the Business or any Facility; or (iii) by any Seller as a result of operating the Business to any property geologically or hydrologically adjoining any Leased Real Property.

(b) To Sellers’ Knowledge, there has been no Release of any Hazardous Materials originating from outside of or beyond the boundaries of the Leased Real Property and caused by any Person other than a Seller that has migrated to on or under the Leased Real Property.

(c) No Seller is currently engaged in or has received written notice to perform any Remedial Action at any location and no facts or circumstances arising from the conduct of any Seller on or prior to the Closing Date exist which could give rise to such liability under any Environmental Law or common law relating to environmental nuisance, trespass or similar theory.

(d) No Seller has received written notice of any claims or actions of any nature asserted by any Person for property damage, diminution in value, or personal injury related to the use or Release of Hazardous Materials in connection with the Business and no facts or circumstances arising from the conduct of any Seller on or prior to the Closing Date exist which could give rise to such claims or actions.

(e) Other than the presence of an above-ground nitrogen tank and associated piping, there are no underground or above ground storage tanks, including any piping associated with such storage tanks, or surface impoundments, landfills or other disposal areas at, on, or under the Leased Real Property.

(f) Sellers, to their Knowledge (i) have obtained, currently maintain and, as of the date of this Agreement and the Closing Date, will have all Governmental Authorizations required by applicable Environmental Law for the operation of the Business (“Environmental Permits”) and such Environmental Permits are listed on Section 3.22(f) of the Disclosure Schedule; (ii) Sellers have no Knowledge of any Environmental Permit required for the operation of the Business other than those listed on Section 3.22(f) of the Disclosure Schedule; (iii) all such Environmental Permits are and, as of the date of this Agreement and the Closing Date, will be valid and in force and effect; (iv) there are no Proceedings pending or threatened to modify or revoke such Environmental Permits; and (v) Sellers have at all times been, and, as of the Closing Date, will be in material compliance with such Environmental Permits.

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(g) No Seller has received any written notice from any Governmental Body or other Person asserting (i) any failure to comply with any Environmental Law; (ii) a Release of Hazardous Materials into the Environment or the obligation to undertake or bear the cost of any Remedial Action; (iii) the need for an amended or additional Environmental Permit to operate the Business; or (iv) property damage, diminution in value, or personal injury related to the use or Release of Hazardous Materials in connection with the Business, in each case (clauses (i) through (iv)) where such written notice remains uncured or unabated.

(h) Except as otherwise set forth in any Real Property Lease, Sellers have not retained or assumed any liabilities or obligations that could form the basis of a claim against a Seller under any Environmental Law or for any Remedial Action, in each case related to the operation of the Business.

(i) Sellers have made available to Buyers all material information, including assessments, audits, reports, analyses, tests and data in its possession or under its control which relate to compliance by a Seller with, investigations made by a Seller relating to, or actual or potential liability of a Seller under any applicable Environmental Laws.

(j) No Seller has received written notice of the need to perform a Remedial Action to address, and to Sellers’ Knowledge, no environmental or safety problem is posed by the possible existence of (i) lead paint or similar material; (ii) presumed asbestos-containing material or asbestos-containing material or similar material; (iii) radon; (iv) methane or other gases from coal mines or subsurface strata; (v) urea formaldehyde, (vi) mold, fungi or similar substances; and/or (vii) naturally occurring radioactive material, in each case in, on, or at any Leased Real Property.

(k) This Section 3.22 sets forth the sole and exclusive representations and warranties of Sellers with respect to any matters arising under Environmental Laws or relating to the Environmental Permits and Hazardous Materials. Without intending to limit the forgoing, Sellers expressly disclaim any express or implied representation as to (i) the ability to use and enjoyment of the Leased Real Property because it is located in a 100 year flood plain or that it overlies mined underground coal mines; and (ii) whether the floor drains that discharge to Weaver Run either must be sealed or require an Environmental Permit.

Section 3.23 Employees.

(a) Section 3.23(a) of the Disclosure Schedule contains a complete and accurate list of the employees employed by Sellers on the date hereof, including each employee on leave of absence or layoff status. Section 3.23(a) of the Disclosure Schedule lists each such employee’s name; employer; job title; date of hire; date of current leave of absence or layoff, if applicable; part-time or full-time status; current compensation paid or payable; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan.

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(b) No Seller has violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement provided, however, that the parties acknowledge and agree that as part of the consummation of the Contemplated Transactions and given that the purchase is structured as an asset purchase, Sellers shall terminate all Active Employees as of the Closing so that Buyers may offer employment to the Hired Active Employees as provided in Section 5.1, and that the foregoing warranty by Sellers shall not apply with respect to such contemplated terminations. Sellers shall be responsible for all notices required by the WARN Act. During the ninety (90) day period prior to the date of this Agreement, Sellers have involuntarily terminated one (1) employee.

Section 3.24 Labor Disputes; Compliance.

(a) Sellers have complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, nonretaliation, immigration, wages, hours, benefits, collective bargaining and the payment of social security and similar Taxes with respect to their respective employees. No Seller is liable for the payment of any material Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract. There has not been, there is not presently pending or existing, and, to Sellers’ Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the employees of Sellers. To Sellers’ Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is not pending or, to Sellers’ Knowledge, threatened against or affecting a Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and, to Sellers’ Knowledge, there is no organizational activity or other labor dispute against or affecting Seller or the Business. No application or petition for an election of or for certification of a collective bargaining representative is pending. No grievance or arbitration Proceeding is pending that might have a Material Adverse Effect on the Business. There is no lockout of any employees by Sellers, and no such action is contemplated by Sellers. Except as set forth on Section 3.24(b) of the Disclosure Schedule, to Seller’s Knowledge there has been no charge of discrimination or other administrative proceeding filed against or threatened against Seller with the Equal Employment Opportunity Commission, the U.S. Department of Labor, the Occupational Safety and Health Administration, or similar Governmental Body. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Business, each individual that renders services to a Seller who is classified by a Seller as (i) an independent contractor or other non-employee status or (ii) an exempt or non-exempt employee, is properly so classified for all purposes.

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Section 3.25 Intellectual Property Assets

(a) The term “Intellectual Property Assets” means all Intellectual Property currently used in the conduct of the Business, including, without limitation, those items set forth in Section 3.25(b) of the Disclosure Schedule and Section 3.25(c) of the Disclosure Schedule.

(b) Section 3.25(b) of the Disclosure Schedule sets forth a list of all material Intellectual Property Assets. Sellers do not own any patents, trade name registrations, trademark and service mark registrations, copyright registrations, or any pending applications for the foregoing. Sellers have either (i) good and marketable title to the Intellectual Property Assets items set forth on Section 3.25(b) of the Disclosure Schedule to the extent registered with a Governmental Body or consisting of domain names, free and clear of all Encumbrances, except Permitted Encumbrances, or (ii) the right to use such Intellectual Property Assets as licensee under a valid license. Except as set forth on Section 3.25(b) of the Disclosure Schedule, no Seller is using any Intellectual Property Assets owned by any Affiliates of a Seller (other than the other Sellers) in connection with the conduct of the Business.

(c) Section 3.25(c) of the Disclosure Schedule sets forth a list of all written Intellectual Property license agreements to which a Seller is a party, excluding commercially available off-the-shelf software licenses.

(d) Sellers have taken reasonable precautions to protect the secrecy, confidentiality and value of all trade secrets and confidential or proprietary information, including without limitation, customer lists, technical information and data.

(e) Except as set forth in Section 3.25(e) of the Disclosure Schedule, all current and former employees of Sellers hired within the past five (5) years which comprise manager lever or senior engineering staff have executed written Contracts with Sellers that assign to Sellers all rights to any inventions, improvements, discoveries or information relating to the Business.

(f) To Sellers’ Knowledge, the conduct of the Business by Sellers is not infringing or misappropriating any third Person’s rights in Intellectual Property.

(g) To Sellers’ Knowledge, no Intellectual Property Assets have been infringed or challenged or threatened in any way by any third Person or are currently being infringed or used in an unlawful manner by any third Person.

(h) None of the Intellectual Property Assets is subject to any outstanding Order restricting its use by Sellers.

(i) To Sellers’ Knowledge, except for payments required under the terms and conditions of Intellectual Property license agreements, as applicable, on and following the Closing Date, Buyers will have the right to continue to use the Intellectual Property Assets without payment or other liability to any Person.

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Section 3.26 Customers, Suppliers and Vendors. Section 3.26 of the Disclosure Schedule provides a complete and accurate list of the names of the twenty (20) suppliers and vendors from whom (i) each of K Defense and KII made the most purchases (in terms of dollar amounts) during the eighteen month period ended June 30, 2009 and (ii) K Industries made the most purchases (in terms of dollar amounts) during the six months ended June 30, 2009. Section 3.26 of the Disclosure Schedule contains a complete and accurate list of the names of (i) the twenty (20) customers of K Defense and ten (10) customers of KII, to whom each such Seller sold the most goods and/or services (in terms of dollar amounts) during the eighteen months ended June 30, 2009 and (ii) the ten (10) customers of K Industries to whom K Industries sold the most goods and/or services (in terms of dollar amounts) during the six months ended June 30, 2009. Except as disclosed in Section 3.26 of the Disclosure Schedule, no customer, vendor or supplier that accounted for more than of five percent (5%) of the purchases of Sellers (determined on a consolidated basis) has terminated or materially reduced, or has given written notice to any Seller that it intends to terminate or materially reduce, the amount of business done with Sellers, other than for expirations of Contracts pursuant to the terms thereof. To Sellers’ Knowledge, no customer, supplier or vendor listed on Section 3.25(i) of the Disclosure Schedule has indicated that it intends to terminate or materially reduce the amount of business done with Sellers.

Section 3.27 Compliance with the Foreign Corrupt Practices Act. Except as set forth on Section 3.27 of the Disclosure Schedule, no Seller has, within the past five (5) years, in connection with the Business (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Federal Corrupt Practices Act of 1977, as amended or any other similar Legal Requirement which makes unlawful payments to Governmental Bodies or international non-governmental agencies and their employees in exchange for favorable treatment or benefits not otherwise available for such payments.

Section 3.28 Government Contracts.

(a) Section 3.28(a) of the Disclosure Schedule contains a true and accurate description of all pending Proceedings and, to Sellers’ Knowledge, each threatened Proceeding, involving any Seller or either Shareholder by any Governmental Body arising from or relating to a Government Contract or Bid to which a Seller is a party.

(b) Except as set forth in Section 3.28(b) of the Disclosure Schedule, with respect to each and every Executory Government Contract or outstanding Bid to which a Seller is a party: (i) each Seller has complied in all respects with all material terms and conditions, Legal Requirements and Orders pertaining to such Government Contract or Bid, including clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) during the past three (3) years, each Seller has complied in all material respects with all Legal Requirements, Orders and agreements with the U.S. Government pertaining to any Government Contract or Bid; (iii) during the last three (3) years, no prime contractor, subcontractor or other Person has notified a Seller, in writing, that Seller has materially breached or violated any Legal Requirement, Order or contractual requirement of a Government Contract or Bid or that any such Government Contract or Bid

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was suspended; (iv) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Bid were current, accurate and complete in all material respects as of their effective date, and such Seller has complied in all material respects with such representations and certifications; (v) no written notice of termination for convenience, termination for default, cure notice or show-cause notice has been issued and not resolved or cured; (vi) no material cost incurred by a Seller has been questioned in writing or disallowed, other than those which have been resolved; and (vii) no material amount of money due to a Seller has been withheld or set off and not resolved.

(c) Except as disclosed in Section 3.28(c) of the Disclosure Schedule, (i) no Seller nor, to the Sellers’ Knowledge, none of the Sellers’ Related Persons or employees is (or for the last three (3) years has been) under administrative, civil or criminal investigation, indictment or information or audit (other than routine audits) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid; (ii) neither Seller nor, to Sellers’ Knowledge, any of the Sellers’ Related Persons or employees, agents or consultants has made a Voluntary Disclosure pursuant to the Department of Defense Fraud voluntary disclosure program with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid that has led or could lead, either before or after the Closing Date, to any of the consequences set forth in (i) above or any other material damage, penalty assessment, recoupment of payment or disallowance of cost. In the past two (2) years, no Seller has submitted any inaccurate, untruthful or misleading cost or pricing data relating to a Bid or Government Contract, nor has a Seller submitted any inaccurate, untruthful or misleading certification included within or relating to any Bid (including any required updates).

(d) Except as disclosed in Section 3.28(d) of the Disclosure Schedule, there exist (i) no financing arrangements with respect to performance of any Executory Government Contract; (ii) no material outstanding claims against a Seller, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other Third Party, arising under or relating to any Government Contract or Bid; and (iii) no formal pending disputes between a Seller or a Shareholder and the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid.

(e) Except as disclosed in Section 3.28(e) of the Disclosure Schedule, no Seller or, to Sellers’ Knowledge, any of Seller’s Related Persons or employees is (or at any time during the last five (5) years has been) suspended or debarred from doing business with the U.S. Government, from making a Bid or being a party to a Government Contract, or has been declared nonresponsible or ineligible for U.S. Government contracting. Except as disclosed in Section 3.28(e), to the Sellers’ Knowledge, there are no matters pending that could lead to the institution of suspension or debarment proceedings against a Seller, any Related Persons of a Seller or employees of a Seller. No Seller has within the past three (3) years been terminated for default under any Government Contract.

(f) There exists no Government Contract as to which the estimated cost to complete (including material and labor costs, other direct costs, overheads, engineering costs and manufacturing costs, whether incurred or yet to be incurred) exceeds by eighty percent (80%) the aggregate contract revenue to be received under such Government Contract through completion.

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(g) No Seller has any fixed-price research and development contracts.

(h) Each Seller possesses all necessary security clearances and permits for the execution of its obligations under each Government Contract to which it is a party. Each Seller has the proper procedures to conduct business of a classified nature up to the level of its current clearances. Each Seller is in compliance in all material respects with applicable agency security requirements, as appropriate, and has in place proper procedures, practices and records to maintain security clearances necessary to perform its current contracts.

(i) Seller’s cost accounting system is in material compliance with applicable Legal Requirements.

(j) Seller is in compliance in all material respects with the Small Business Act of 1958, as amended, and the regulations promulgated thereunder (collectively, the “Small Business Act”), in connection with the Government Contracts and Bids awarded or granted pursuant to a small business set aside or 8(a) program. Seller has an adequate system of controls and procedures to ensure material compliance with the Small Business Act.

(k) For all purposes of this Agreement, “Bid” means any quotation, bid or proposal of a Seller which, if accepted or awarded, would lead to a contract with the U. S. Government or any other entity, including a prime contractor or a higher tier subcontractor to the U. S. Government, for the design, manufacture or sale of products or the provision of services by Seller.

(l) For all purposes of this Agreement, “Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, grant, cooperative agreement, change order, arrangement or other commitment or funding vehicle of any kind relating to the Business between Seller and (i) the U. S. Government, (ii) any prime contractor to the U, S, Government or (iii) any subcontractor with respect to any contract described in clause (i) or (ii). For all purposes of this Section 3.28, “Executory Government Contract” means a Government Contract that has not been closed by the U.S. Government, such prime contractor or such subcontractor, as appropriate.

(m) For all purposes of this Agreement, “U.S. Government” means any United States governmental entity, agency or body, including United States Government corporations and non-appropriated fund activities.

Section 3.29 Relationships with Related Persons. Section 3.29 of the Disclosure Schedule sets forth a list of all existing Contracts or other business relationships (and a description thereof) between a Seller, on one hand, and any Related Person (other than the other Sellers) of a Seller or a Shareholder.

Section 3.30 Brokers or Finders. No Seller or any of their respective Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business, the Assets or the Contemplated Transactions.

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Section 3.31 Securities Law Matters.

(a) Sellers are and will be acquiring the Consideration Shares for their own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

(b) Sellers have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an acquisition of the Consideration Shares pursuant to this Agreement. Sellers and their respective Representatives have had an opportunity to ask questions of and to request information from the officers and management employees of API Parent concerning the Consideration Shares and API Parent and its business operations, and all such questions have been answered and information has been received.

Section 3.32 Solvency. Except as set forth on Section 3.32 of the Disclosure Schedule:

(a) Each Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of each Seller’s assets.

(b) Immediately after the consummation of the Contemplated Transactions, (i) each Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) the fair market value of the assets of each Seller will exceed its Liabilities and (iii) taking into account all pending and threatened litigation, final judgments against each Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Seller will be unable to satisfy any such judgments promptly in accordance with their terms as well as other obligations of such Seller.

Section 3.33 Mentor Protégé Program. Section 3.33 of the Disclosure Schedule contains a description of the Mentor Protégé Program in which any Seller participates. Seller is in material compliance with all Legal Requirements applicable to such program.

Section 3.34 Export Matters.

(a) Section 3.34(a) of the Disclosure Schedule sets forth a true, correct and complete list of: (i) all of Sellers’ export licenses, technical assistance agreements, manufacturing license agreements or other form of export approvals (collectively, “Export Approvals”) which is in effect as of the date of this Agreement and (ii) each application for an Export Approval for which Seller has requested an Export Approval.

(b) Except as set forth in Section 3.34(b) of the Disclosure Schedule, (i) Seller has complied in all material respects with each Export Approval; (ii) Seller has complied in

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all material respects with the requirements of any applicable Legal Requirement pertaining to any Export Approval; (iii) Seller has all necessary authority under the Export Control Laws to conduct the Business in the manner it is currently conducted; (iv) as of the effective date of each Export Approval, all representations and certifications made by a Seller with respect to any Export Approval were accurate in all material respects and such Seller has fully complied with all such representations and certifications; and (iv) each Seller is in material compliance with all statutory and regulatory requirements under the Arms Export Control Act, the International Traffic In Arms Regulations, the Export Administration Act, the Export Administration Regulations and associated executive orders, the Legal Requirements implemented by the Office of Foreign Assets Controls, United States Department of Treasure and all other applicable domestic and foreign Legal Requirements relating to export control (collectively, “Export Control Laws”).

(c) Except as set forth in Section 3.34(c) of the Disclosure Schedule: (i) there are no pending audits or investigations of any Seller or any of its officers, employees, Representatives or, to Seller’s Knowledge, other Related Persons with respect to any Export Control Laws and (ii) within the five (5) years prior to the date of this Agreement, there has not been any audit or investigation with respect to any Export Approval directed or requested by any Governmental Body of any Seller or any of its officers, employees, Representatives or, to Sellers’ Knowledge, other Related Persons. No Seller has received any written communication alleging that a Seller is not or may not be in compliance with, or has, or may have any liability under any Export Control Laws. During the five (5) years prior to the date of this Agreement, no Seller has made any voluntary disclosure to any Governmental Authority with respect to any irregularity, misstatement or omission arising under United States trade or transaction controls or otherwise relating to the export activities of such Seller.

Section 3.35 PAC Activities. Section 3.35 of the Disclosure Schedule sets forth (i) a list of all donations made by each Seller, each Shareholder, each immediate family member of a Shareholder and, to Sellers’ Knowledge, each employee of a Seller to a PAC sponsored by a Seller or a Related Person of a Seller during the five (5) year period preceding the date of this Agreement and (ii) the date and amount of each contribution.

Section 3.36 Occupational Safety and Health. Except as set forth in Section 3.36 of the Disclosure Schedule:

(a) Since June 1, 2007, no Seller has received any written notice from any Governmental Body or any other Person regarding any violation of, or failure to comply with, any applicable Occupational Safety and Health Law with respect to the Business; and

(b) There is no Proceeding pending or, to Sellers’ Knowledge, threatened under any Occupational Safety and Health Law with respect to the Business.

Section 3.37 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 3 (including the Disclosure Schedule), no Seller, Shareholder nor any other Person, makes any express or implied representation or warranty with respect to the Sellers, the Business, the Assets or the Assumed

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Liabilities, and each Seller and Shareholder hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF API PARENT AND BUYERS

API Parent and each Buyer, jointly and severally, represent and warrant to Sellers as follows:

Section 4.1 Organization and Good Standing. API Parent and each Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to consummate the Contemplated Transactions.

Section 4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of API Parent and each Buyer, enforceable against API Parent and each Buyer in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law). Upon the execution and delivery by API Parent and each Buyer, as applicable, of the Assignment and Assumption Agreement, the Registration Rights Agreement, the Escrow Agreement, the Noncompetition Agreements, the Consulting Agreements and each other agreement to be executed or delivered by API Parent and/or a Buyer at Closing (collectively, the “Buyers’ Closing Documents”), each of the Buyers’ Closing Documents will constitute the legal, valid and binding obligation of API Parent and/or each Buyer party thereto, enforceable against API Parent and/or such Buyer in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, general equitable principles (whether considered in a proceeding in equity or at law). API Parent and each Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyers’ Closing Documents to which it is a party and to perform its obligations under this Agreement and such Buyers’ Closing Documents, and such action has been duly authorized by all necessary corporate action on the part of API Parent and each Buyer.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by API Parent or Buyers will, directly or indirectly (with or without notice or lapse of time):

(i) Breach (A) any provision of the Governing Documents of API Parent or a Buyer or (B) any resolution adopted by the board of directors or the shareholders of API Parent or a Buyer;

(ii) Breach, conflict with or violate any Legal Requirement or Order to which API Parent or a Buyer is subject, except for any deviations which would not reasonably be expected to prevent or delay the consummation of the Contemplated Transactions; or

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(iii) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which API Parent and/or any Buyer is a party, except for any deviations which would not reasonably be expected to prevent or delay the consummation of the Contemplated Transactions.

(c) Except as set forth in Section 4.2(c) of the Buyer Disclosure Schedule, neither API Parent nor any Buyer is or will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, which consent has not already been made or obtained.

Section 4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against API Parent or any Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyers’ Knowledge, no such Proceeding has been threatened.

Section 4.4 Brokers or Finders. Neither API Parent, any Buyer nor any of their respective Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business, the Assets or the Contemplated Transactions.

Section 4.5 Shares to be Issued. The Consideration Shares when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

Section 4.6 SEC Reports. Except as set forth in Section 4.6 of the Buyer Disclosure Schedule, API Parent has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished with or by it to the SEC since January 1, 2008 (the “Parent SEC Documents”), each of which complied in all material respects with applicable requirements of the Securities Act and the Exchange Act as in effect on the dates so filed. None of the Parent SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5. COVENANTS OF THE PARTIES

Section 5.1 Employees and Employee Benefits.

(a) Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its business who are employed exclusively in the Business, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave, and also excluding the Shareholders, members of the immediate family of the Shareholders and the parents, brothers and sisters of any of the foregoing.

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(b) Employment of Active Employees by Buyer.

(i) As of the Closing Date, except as set forth on Schedule 5.1(b), Buyers have made offers of employment to each Active Employee subject to such Active Employee completing an application and interview for employment with Buyers to the satisfaction of Buyers (each such Active Employee, upon accepting an offer of employment from Buyer and entering into a form of Proprietary Rights, Confidentiality, Non-Solicitation and Non-Competition Agreement in such form as Buyers may request a “Hired Active Employee”). Nothing in this Agreement shall limit the right of Buyer to terminate the employment of any Hired Active Employee following the Closing Date. As of the first day following the Closing Date, all Hired Active Employees shall be permitted to participate in the plans, programs and arrangements of Buyer or its affiliates relating to compensation and employee benefits (each, a “Buyer Benefit Plan”).

(ii) Solely for purposes of the Buyers plans governed by ERISA, each Hired Active Employee shall be credited with all years of service for which such Hired Active Employee was credited before the Closing Date by Sellers but only to the extent permitted under Legal Requirements applicable to and the terms of such Buyer Plan for purposes of eligibility and vesting only.

(iii) Sellers shall furnish a Form W-2 to each Hired Active Employee disclosing all wages or compensation paid up to and including the Closing Date during 2010 calendar year and Taxes withheld therefrom.

(iv) It is understood and agreed that (A) Buyers’ expressed intention to extend offers of employment as set forth in this Section 10.1 shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyers to a post Closing employment relationship of any particular length of time, of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment and that Buyer has agreed to herein, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of a Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of any such Hired Active Employee.

(c) Salaries and Benefits.

(i) Sellers shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Sellers through the close of business on the Closing Date, including pro rata bonus payments; and (B) any payments to Active Employees required under the WARN Act related to the Contemplated Transactions.

EXECUTION VERSION

(ii) Buyers shall assume and be responsible for the vacation and sick leave benefits accrued as of the Closing Date for all Hired Active Employees, to the extent Seller has not paid such amounts prior to the Closing Date. The accrued benefits described in this Section 5.1(c)(ii) will be administered in accordance with Sellers’ policies during the 2010 calendar year; provided, however, that any benefit not used or cashed out during this time period will not carry over and will lapse effective December 31, 2010. On and after the Closing Date, the Hired Active Employees will accrue vacation and sick leave benefits only in accordance with the standard established policies applicable to Buyers’ employees.

(iii) Buyers will assume the responsibility for providing health plan continuation coverage in accordance with the requirements of COBRA for any former employee or Active Employee (who does not become a Hired Active Employee) and their eligible dependents that would be considered an “M&A Qualifying Beneficiary” as defined under 26 C.F.R. 54.4980B-9.

(iv) Buyers will be responsible for providing compensation and benefits to all Hired Active Employees for periods on and after the Closing Date during the respective periods of employment of such Hired Active Employees with Buyers.

(v) Sellers shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(vi) With respect to any medical or other welfare benefit plans offered or provided by Buyers and a Buyer Benefit Plan to Hired Active Employees, to the extent permitted by the insurers, the Buyers shall continue such medical and other welfare benefit plans in Buyers’ own names and all Hired Active Employees may participate in such plans under substantially the same terms and conditions as they previously participated in similar plans provided by Sellers.

(d) Sellers’ Retirement Savings Plans.

(i) Sellers maintain the Kuchera Industries, LLC Retirement Savings Plan (Principal Financial Group Prototype Basic Savings Plan) (“Savings Plan”). Effective as of the Closing Date, the Buyer will become the plan sponsor and named fiduciary of the Saving Plan; the Buyers intend that the Savings Plan will be merged with the Buyer’s or API Parent’s 401(k) deferred compensation plan as soon as practicable following the Closing Date. All Hired Active Employees will continue participation in the Savings Plan on the same terms and conditions as in effect under the Savings Plan

EXECUTION VERSION

immediately prior to the Closing Date. Active Employees that do not become Hired Active Employees will terminate participation in the Savings Plan effective as of the date immediately preceding the Closing Date. The group of Active Employees described in the preceding sentence, along with former employees of the Sellers that still maintain account balances under the Savings Plan as of the Closing Date, will be treated as “Inactive Participants” under the Savings Plan after the Closing Date. Buyers will provide the same plan information, including procedures regarding investments and distribution option, to Inactive Participants as it makes available to Hired Active Employees.

(e) General Employee Provisions.

(i) Sellers and Buyers shall give any notices required by Legal Requirements and take whatever other reasonable actions with respect to the plans, programs and policies described in this Section 5.1 as may be reasonably necessary to carry out the arrangements described herein.

(ii) Sellers and Buyers shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described herein.

(iii) If any of the arrangements described in this Section 5.1 are determined by the IRS or other Governmental Body to be prohibited by applicable Legal Requirement, Sellers and Buyers shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by applicable Legal Requirement.

(iv) Sellers shall provide Buyers with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees exempt from such requirement.

Section 5.2 Tax Matters

(a) Buyers shall pay in a timely manner all Taxes, including without limitation, all sales, use, transfer, real property transfer, recording and other similar taxes, resulting from or payable in connection with the sale of the Assets and the assumption of the Assumed Liabilities, pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

(b) Without prior written consent of Buyers (not to be unreasonably withheld), Sellers shall not make any Tax related election which could affect the Assets after the Closing Date.

(c) Each of the parties shall provide the other with any cooperation reasonably requested by the other party in connection with the preparation of Tax returns and any tax audits or controversies or other Tax matters relating to this Agreement.

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(d) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Sellers Pre-Closing Tax Period shall be determined based on the books of the Sellers as of the close of the business on the Closing Date and the amount of other Taxes of Sellers for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 5.3 Restrictions on Seller Dissolution and Distributions. The Shareholders shall cause each of KII and K Industries to remain in existence and good standing for a period of one (1) year from the Closing Date. No Seller shall be prevented from making distributions to their respective shareholders and members, as applicable, including distributions of the Purchase Price; provided that such distributions are in compliance with applicable Legal Requirements.

Section 5.4 Removing Excluded Assets. Promptly following Closing, but in any event within thirty (30) days following Closing, Sellers shall use their respective reasonable best efforts to remove all Excluded Assets from the Leased Real Property.

Section 5.5 Assistance with Proceedings. Except with respect to claims contemplated by ARTICLE 6 which shall be governed by the provisions of ARTICLE 6, Sellers and Shareholders shall cooperate reasonably with Buyers and their counsel, at Buyers’ reasonable request and to the extent not prohibited by applicable Legal Requirement or Order, in the contest or defense of, and make available its personnel and provide any testimony and access to Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan practice, situation, status or transaction on or before the closing involving Sellers or the Business.

Section 5.6 Noncompetition and Nonsolicitation.

(a) Noncompetition. For a period of three (3) years after the Closing Date, no Seller shall, without the prior written consent of Buyers, anywhere in North America or any nation, state, territory or location where Sellers conducted the Business within the two (2) years prior to the Closing Date, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the business of manufacturing, designing, creating, marketing, importing, distributing and/or selling the type of products or services the same as, or substantially similar to those sold by Sellers directly or under any of its trade names, or any such products or services which a Seller has developed or is actively developing as of the Closing Date (“Competing Business”), provided, however, that each Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange, traded over-the-counter or have been registered under Section 12(g) of the Exchange Act.

EXECUTION VERSION

(b) Nonsolicitation. For a period of three (3) years after the Closing Date, no Seller shall, directly or indirectly:

(i) solicit the business of any Person who is a customer (of either Sellers prior to the Closing or Buyers) of the Business;

(ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Sellers (prior to the Closing) or the Business to cease doing business with Buyers, and with respect to the Business, reduce the amount of its business with Buyers, deal with any competitor of Buyers or in any way interfere with its relationship with Buyers;

(iii) hire, retain or attempt to hire or retain any employee or independent contractor of Buyers or in any way interfere with the relationship between Buyers and any of its employees or independent contractors, including without limitation for all such purposes, the Hired Active Employees, provided that, this prohibition shall not apply to solicitations for employment resulting from general advertisements appearing in newspapers, periodicals, trade journals or other media of broad circulation, or to solicitations to Hired Active Employees after they are no longer employed by a Buyer.

(c) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.5 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.6 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.6 is reasonable and necessary to protect and preserve Buyers’ legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Sellers.

Section 5.7 Retention of and Access to Records. After the Closing Date, Buyers shall retain for a period consistent with Buyers’ record-retention policies and practices (which shall not be less than seven (7) years Tax Records) those Records of the Business delivered to Buyers. Buyers also shall provide Sellers and their respective Representatives reasonable access thereto, during normal business hours and on at least three (3) days’ prior written notice, for any reasonable purpose, including the institution or defense of any Proceeding and defending any claim in respect of which an indemnification notice has been served on Sellers. After the Closing Date, Sellers shall retain for a period of not less than seven (7) years, and shall provide Buyers and their Representatives reasonable access to, Records that are Excluded Assets, during normal business hours and on at least three (3) days’ prior written notice, for any reasonable purpose. Further, after the Closing Date, Sellers shall turn over to Buyers copies of all books and records of Sellers that were in the possession of a Governmental Body on the Closing Date and that are subsequently returned to Sellers or the Shareholders and relate to the Business or the Assets.

EXECUTION VERSION

Section 5.8 Customer and Other Business Relationships. To the extent not prohibited by applicable Legal Requirement or Order, after the Closing, upon Buyers’ reasonable request, (a) the Shareholders will cooperate with Buyers in their efforts to continue and maintain for the benefit of Buyers those business relationships of Sellers existing prior to the Closing and relating to the Business and (b) will refer to Buyers all inquiries relating to the Business.

Section 5.9 Further Assurances. From and after the Closing, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon reasonable request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, including, without limitation, using reasonable best efforts to obtain any material Consent from Third Parties, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

Section 5.10 Change of Name. Within thirty (30) days following the Closing Date, each Seller shall amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to each Seller’s present name to avoid confusion.

Section 5.11 Novation of Government Contracts. As soon as reasonably practicable following the Closing, Buyers shall prepare (with Sellers’ assistance), in accordance with Federal Acquisition Regulations Part 42, Section 42.12 and any applicable agency regulations or policies, a written request consistent with the requirements of the Federal Acquisition Regulations Part 42, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42, Section 42.1202(a)), which shall be submitted by Sellers to each Responsible Contracting Officer, for the U.S. Government to (i) recognize Buyers as Sellers’ successor in interest to all the prime Government Contracts (as applicable), and (ii) to enter into a novation agreement substantially in the form of Exhibit 5.11 (the “Novation Agreement”), pursuant to which, subject to the requirements of the Federal Acquisition Regulations Part 42, all of Sellers’ rights, titles and interests in and to, and all of Sellers’ obligations and liabilities under, each such Government Contract shall be validly conveyed, transferred and assigned and novated to Buyers (as applicable) by all parties thereto. Buyers shall provide to Sellers promptly any information regarding Buyers required in connection with such request. Sellers and Buyers shall each use commercially reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreement, including (i) responding to any requests for information by the U.S. Government with regard to such Novation Agreement and (ii) having such party’s legal counsel provide any required legal opinion in connection with the Novation Agreement; provided, however, that neither the Sellers nor the Buyers shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

EXECUTION VERSION

Section 5.12 Mail; Payments

(a) Sellers hereby authorize and empower Buyers after the Closing to receive and open all mail and other communications received by Buyers relating to the Business and to deal with the contents of such communications in good faith and in a proper manner. Sellers shall promptly deliver to Buyers any mail or other communication received by Sellers after the Closing pertaining to the Business.

(b) Sellers shall promptly pay or deliver to Buyers any monies or checks relating to the Business which have been mistakenly sent after the Closing Date by customers or others to Sellers and which should have been sent to Buyers.

(c) Sellers agrees that Buyers have the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by Buyers in respect of any note or Account Receivable transferred to Buyers pursuant to this Agreement. Sellers shall furnish Buyers such evidence of this authority as Buyers may reasonably request.

Section 5.13 Bulk Transfer Laws. API Parent and Buyers acknowledge that Sellers may not comply with the provisions of Pennsylvania’s so-called “bulk sales law” or “bulk transfer law” under 72 P.S. § 1403 in connection with the sale of the Assets and Sellers and the Shareholders, jointly and severally, shall indemnify the Buyer Indemnified Persons with respect thereto. The indemnification procedures set forth in Section 6.1, Section 6.7 and Section 6.10 shall apply to this indemnification.

Section 5.14 Pay-off of Certain Equipment Leases. Promptly following Closing, Sellers shall cause to be provided to Buyers written correspondence from Pomroys Leasing, LP (the “Pay-off Letters”) stating the amounts required to satisfy in full all indebtedness under the equipment Leases set forth on Schedule 5.14 and release any Encumbrances with respect to the Assets subject of such Leases (the “Pay-off Amounts”) and shall also grant authority to Buyers to file UCC-3 termination statements, if applicable, with respect to such Encumbrances upon receipt by Pomroys Leasing, LP of the Pay-off Amounts from Buyers. Pursuant to the Pomroys Agreement, within ninety (90) days following the Closing, Buyers shall pay the Pay-off Amounts to Pomroys Leasing, LP. For the avoidance of doubt, there shall be no default damages to the extent the Pay-off Amounts are paid by Buyers prior to the end of such ninety (90) day period.

ARTICLE 6. INDEMNIFICATION; REMEDIES

Section 6.1 Indemnification by Sellers. Each Seller and each Shareholder, subject to Section 6.5, jointly and severally, will indemnify and hold harmless Buyer, API Parent and their Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”) for any Damages arising from or in connection with:

(a) any failure of any representation or warranty made by Sellers and Shareholders in ARTICLE 3 to be true and correct as of the date of this Agreement and as of the Closing (or other specific date when made);

(b) any Breach of any covenant or obligation of a Seller or a Shareholder in this Agreement; and

(c) any Retained Liabilities.

EXECUTION VERSION

Section 6.2 Indemnification by API Parent and Buyers. API Parent and Buyers, jointly and severally, will indemnify and hold harmless Sellers and their Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Seller Indemnified Persons”) for any Damages arising from or in connection with:

(a) any failure of any representation or warranty made by API Parent and Buyers in Article 4 to be true and correct as of the date of this Agreement and as of the Closing (or other specific date when made);

(b) any Breach of any covenant or obligation of API Parent or a Buyer in this Agreement;

(c) any Assumed Liabilities; and

(d) except to the extent of any Damages for which the Sellers and/or Shareholders are required to indemnify the Buyer Indemnified Persons pursuant to Section 6.1, any debts, Liabilities (including liability for any Release by Buyers related to the operation of the Business of any Hazardous Material first occurring after the Closing or Remedial Action related thereto) for any obligations arising out of or relating to events, activities or transactions occurring or conditions created after the Closing in connection with the operation of the Business or use of the Assets after the Closing.

Section 6.3 Limitations on Amount – Sellers and Shareholders.

(a) Sellers shall have no liability (for indemnification or otherwise) with respect to claims under Section 6.1 and the Buyer Indemnified Persons shall not be entitled to recover any amount for such claims, unless and until the aggregate amount of all Damages with respect to such matters exceeds Three Hundred Thousand Dollars ($300,000), and then only for the amount by which such Damages exceeds Twenty-Five Thousand Dollars ($25,000); provided that, this Section 6.3(a) will not apply to Damages to the extent such Damages (i) are attributable to Retained Liabilities or Excluded Assets, (ii) arise from a Breach of the representations and warranties contained Section 3.1(a), Section 3.2(a), Section 3.2(b), Section 3.3, Section 3.9(a), Section 3.22 or Section 3.30, (iii) arise from a Breach of any covenants that by their nature survive the Closing, (iv) are attributable to fraud or intentional misrepresentations or (c) pertain to the Adjustment Amount.

(b) The maximum aggregate amount recoverable by the Buyer Indemnified Persons for any and all claims under this Agreement shall be Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000), provided that, this Section 6.3(b) will not apply to Damages to the extent such Damages are attributable to a breach by Sellers of their covenant contained in Section 5.13 or fraud or intentional misrepresentations.

Section 6.4 Survival. The representations and warranties contained in this Agreement shall survive the Closing until the second (2nd) anniversary of the Closing Date and all rights to indemnification with respect thereto shall then terminate; provided that, the representations and warranties (and related indemnification obligations) contained in (a) Section 3.1,

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Section 3.2(a), Section 3.2(b), Section 3.3, Section 3.9(a), Section 3.22, Section 3.30, Section 4.1, Section 4.2(a), Section 4.2(b), and Section 4.4 shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations and (b) Section 4.5 shall survive the Closing until all Consideration Shares due and payable to Sellers pursuant to the terms of this Agreement have been duly issued to Sellers or their respective designees. The expiration or termination of any representation or warranty pursuant to this Section 6.4 shall not affect any claim for indemnification under this ARTICLE 6 if an Indemnification Notice is received by the Indemnifying Person prior to the date of expiration or termination of such representation or warranty.

Section 6.5 Certain Shareholder Violations Not Joint and Several. Notwithstanding anything contained herein to the contrary, each Shareholder’s obligations to indemnify the Buyer Indemnified Parties for breaches of the covenants contained in each of Section 5.6 and ARTICLE 7 shall be on a several, and not joint and several, basis, ratably in proportion to such Shareholder’s percentage interest in the Sellers, expressed as an average.

Section 6.6 Escrow Fund. The value of Shares held by the Escrow Agent (the “Escrow Fund”) shall be available to compensate Buyers and API Parent and the other Buyer Indemnified Parties solely pursuant to the indemnification obligations of Section 6.1 pursuant to the terms and conditions of the Escrow Agreement. The parties agree that any amounts to which a Buyer Indemnified Party is entitled under this Agreement, if any, shall be first paid from the Escrow Fund, and thereafter upon termination of the Escrow Agreement, shall be payable pursuant to Section 6.7 and the terms of this Agreement.

Section 6.7 Right of Offset.

(a) Subject to Section 6.3, if a Buyer Indemnified Person is entitled to indemnification pursuant to Section 6.1 and to the extent, but only to the extent, that the amount of such claim or claims exceed the value of the Escrow Fund, at any time on or prior to the second (2nd) anniversary of this Agreement, API Parent and/or a Buyer shall be entitled to offset that portion of Consideration Shares payable or due pursuant to Section 2.3(b)(iii) that equals a good faith estimate of the amount of the Damages such Buyer Indemnified Person claims to have so incurred or suffered, determined in accordance with Section 6.7(c) (the “Offset Amount”). Prior to any such offset, API Parent and/or such Buyer shall first deliver to the Sellers and Shareholders an Indemnification Notice which shall also include notice of such intent to offset (an “Offset Notice”). Each Offset Notice shall (i) allege the existence of an inaccuracy in or a breach of a representation, warranty or covenant contained in this Agreement or other circumstances under which indemnification under Section 6.1 of a Buyer Indemnified Person is appropriate, (ii) contain a brief description of the circumstances supporting such Buyer Indemnified Person’s belief that it is entitled to indemnification, (iii) state the Offset Amount and (iv) state the number of Consideration Shares to which such Buyer Indemnified Person claims to be entitled and intends to offset (the “Offset Consideration Shares”).

(b) Within five (5) days following the delivery of each Offset Notice by API Parent and/or such Buyer(s) to the Sellers and Shareholders, API Parent shall deliver to the Escrow Agent the Offset Consideration Shares (in the form of a duly executed stock

EXECUTION VERSION

certificate evidencing such Offset Consideration Shares and a signed and undated stock power in form and substance mutually agreeable to Buyers and Sellers), free and clear of all Encumbrances, to be held and released by the Escrow Agent in accordance with the terms of Section 6.6 and the Escrow Agreement.

(c) In the event of an offset in accordance with Section 6.7(a), Offset Consideration Shares will be valued, solely for purposes of estimating the Offset Amount, (i) at the weighted average share price of a Share for the ten (10) Business Days immediately preceding the date the Offset Notice is delivered by API Parent and/or such Buyer to Sellers and Shareholders, provided that, in the event that API Parent is required to file a Form 8-K with the SEC as a result of the claim or claims giving rise to the applicable Offset Notice, at the weighted average share price of a Share for the (A) five (5) Business Days immediately preceding the date of filing of such Form 8-K and (B) five (5) Business Days immediately following the date of filing of such Form 8-K or (ii) as otherwise agreed in writing by the parties. For the avoidance of doubt, the value of the Offset Consideration Shares shall be finally determined pursuant to the terms of the Escrow Agreement.

Section 6.8 Right of Offset for Affected Contracts.

(a) Notwithstanding Section 6.3, from and after June 30, 2010, Buyers shall be entitled, from time to time, to reduce the outstanding principal amount of the Promissory Note (the “Note Offset”) in an amount equal to fifteen (15%) of the total remaining unbilled amount under each Affected Contract (the “Affected Contract Offset Amount”). Prior to any such Note Offset, API Parent and/or such Buyer shall first deliver to the Sellers and Shareholders a written notice of such intent to offset (an “Affected Contract Offset Notice”). Each Affected Contract Offset Notice shall (i) identify the Affected Contract and the customer thereto (ii) contain a brief description of the reason given by such customer for refusing to consent to the transfer of such Affected Contract to the applicable Buyer, (iii) state the Affected Contract Offset Amount that will be reflected by a Note Offset.

(b) Within fifteen (15) days following the delivery of each Affected Contract Offset Notice by API Parent and/or such Buyer(s) to the Sellers and Shareholders, the parties shall negotiate in good faith to resolve such claim for offset and resolve the Affected Contract Offset Amount, if any. If no resolution is reached within fifteen (15) days of the commencement of negotiations, then any party may commence an action against the other in a court of competent jurisdiction in accordance with Section 8.4 or to other mediation or arbitration as may be mutually agreed by the parties.

(c) From and after the Closing, on a not less than monthly basis, Buyers shall, and API Parent shall cause Buyers to, deliver to Sellers and the Shareholders a written statement identifying all non-transferred customer contracts, purchase orders or other similar agreement comprising the Assumed Contracts, including any Affected Contracts.

(d) As soon as practicable after API Parent or any Buyer receives an indication from any of Seller’s customers that such customer is or may be unwilling to consent to the transfer of any Assumed Contracts that requires such consent to transfer, API Parent and/or the Buyers shall so notify Seller and the Shareholders.

EXECUTION VERSION

Section 6.9 Sale of Consideration Shares held in the Escrow Fund. Notwithstanding anything contained herein to the contrary or in the Escrow Agreement, the parties acknowledge and agree that (a) at any time following the date required for issuance and delivery of any Consideration Shares pursuant to Section 2.3(b)(iii), the Sellers (or applicable holders thereof) shall have the right to sell or transfer any such Consideration Shares then held in the Escrow Fund in accordance with applicable Legal Requirements, provided that, the proceeds from any such sale or transfer shall be paid into the Escrow Fund to be held in accordance with Section 6.6 and the Escrow Agreement and (b) the amount of any such proceeds that exceeds the aggregate amount of any outstanding claims pursuant to any Indemnification Notice or Offset Notice delivered by API Parent and/or a Buyer to Sellers and Shareholders in compliance with this Agreement and the Escrow Agreement (after taking into account the value of any Consideration Shares then held in the Escrow Fund), shall be released to Sellers.

Section 6.10 Procedure; Indemnification Claims. Except as otherwise provided in Section 6.1 or Section 6.2:

(a) In the event that a Person entitled to indemnity under Section 6.1 or Section 6.2 (an “Indemnified Person”) shall incur or suffer Damages in respect of which a claim for indemnification pursuant to the provisions of this ARTICLE 6, such Indemnified Person shall give written notice (an “Indemnification Notice”) to the Person obligated to indemnify under such Section (an “Indemnifying Person”) stating the nature and basis of such claim. Upon receipt of an Indemnification Notice, the Indemnified Person and Indemnifying Person shall negotiate in good faith to resolve such claim. If no resolution is reached within fifteen (15) days of the commencement of negotiations, then either Person may commence an action against the other Person in a court of competent jurisdiction in accordance with Section 8.4 or to other mediation or arbitration as may be mutually agreed by the parties.

(b) Promptly after receipt by an Indemnified Person of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give the Indemnification Notice to the Indemnifying Person of the assertion of such Third-Party Claim but in any event within ten (10) days of the filing or other written assertion of any such claim against the Indemnified Person, provided that the failure to notify the Indemnifying Person within such time period will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(c) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 6.10(b) of the assertion of a Third-Party Claim, subject to Section 6.10(c), the Indemnifying Person, shall have the option (i) to conduct any proceedings or negotiations in good faith in connection therewith, (ii) to take all actions to settle or defend any such claim and (iii) to employ counsel of the Indemnifying Person’s choosing, which counsel must be reasonably satisfactory to the Indemnified Party, to contest any such claim in the name of the Indemnified Person; provided that unless a settlement of a claim contains an unconditional release of the Indemnified Person, includes no findings of wrongdoing or

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other findings that may negatively impact the business, reputation or prospects of the Indemnified Party or could otherwise adversely affect the Indemnified Party and the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, no settlement shall be effected without the advance written consent of the Indemnified Person (which consent shall not be unreasonably withheld). The Indemnified Person shall be entitled to participate at its own expense and by its own counsel in any Proceedings relating to any Third-Party Claim, and the Indemnified Person shall be entitled to assume the defense of such claim with counsel of its own choice at the expense of the Indemnifying Person if representation by both parties by the same counsel presents a conflict of interest or is otherwise inappropriate under applicable standards of professional conduct. The Indemnifying Person shall, within thirty (30) days of receipt of the Indemnification Notice, notify the Indemnified Person of its intention to assume the defense of any such claim. Until the Indemnified Person has received notice of the Indemnifying Person’s election whether to defend any such claim, the Indemnified Person shall take reasonable steps to defend (but not settle or compromise) such claim. If the Indemnifying Person shall decline to assume the defense of any such claim, or shall fail to notify the Indemnified Person within thirty (30) days after receipt of the Indemnification Notice of the Indemnifying Person’s election to defend such claim, the Indemnified Person shall defend such claim. The expenses of all proceedings, contests or lawsuits in respect of any such claims (other than those incurred by the Indemnified Person which are referred to in the first clause of the third sentence of this Section 6.10) shall be borne by the Indemnifying Person but only if the Indemnifying Person is responsible pursuant hereto to indemnify the Indemnified Person in respect of such claim and, if applicable, only to the extent required by ARTICLE 6. Regardless of which party shall assume the defense of such claim, the parties agree to cooperate fully with one another in connection therewith.

(d) Notwithstanding anything contained in Section 6.10(c) to the contrary, in the event that a Third-Party Claim is asserted that relates to matters involving Taxes or Environmental matters, the Indemnified Party shall have the right but not the obligation to control the defense, compromise or settle any such Third-Party Claim, at its sole election, by its own counsel, the costs and expenses of which shall be paid by the Indemnifying Party; provided that, unless a settlement of such a Third-Party Claim contains an unconditional release of the Indemnifying Party, if applicable, no settlement shall be effected without the advance written consent of the Indemnifying Party. Notwithstanding anything contained in this Agreement to the contrary, in the event that API Parent or a Buyer undertakes a voluntary Remedial Action, then the Indemnified Party shall have the right but not the obligation to control such voluntary Remedial Action, at its sole election, by its own counsel or professionals, the costs and expenses of which shall be paid by the Indemnifying Party; provided, however, any such Remedial Action shall not exceed the cost of the level of Remedial Action necessary to allow for the continued commercial/industrial use of the Leased Real Property consistent with its use as of the Closing Date, which may include the use of engineered control barriers and institutional controls when permitted by applicable Environmental Law, and further provided, that such barriers or institutional controls do not unreasonably restrict the use or value of the property or impede the operation of the Business.

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(e) With respect to any Third-Party Claim subject to indemnification under this ARTICLE 6: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such reasonable assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this ARTICLE 6, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(g) The Indemnified Person shall provide to the Indemnifying Person such information and documentation in the Indemnified Person’s possession that the Indemnifying Person may reasonably request and that is not privileged and is reasonably necessary to support and verify any Damages which the Indemnified Person believes gives rise to a claim for indemnification hereunder and shall give the Indemnifying Person reasonable access upon reasonable notice to all books, records and personnel in the possession or under the control of the Indemnified Person which would have a bearing on such claim.

Section 6.11 No Limitation on Right to Contest. Nothing in the ARTICLE 6 shall be construed as a limitation on the Indemnifying Person’s right to contest in good faith whether the Indemnified Person is entitled to indemnification pursuant to this ARTICLE 6 with respect to a particular claim.

Section 6.12 Sole Remedy. From and after the Closing, except as set forth in Section 5.6 and for actions brought to enforce specific performance or other equitable remedies in connection with Section 7.1 and Section 8.5, the indemnification provided for in Section 5.13 and this ARTICLE 6 shall be the sole and exclusive remedy of the Buyer Indemnified Parties and Seller Indemnified Parties, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the Contemplated Transactions, including, without limitation, for any Breach of any representation, warranty, covenant or agreement set forth herein. Notwithstanding any other provisions of this Agreement to the contrary, the limitations and restrictions on remedies and amounts recoverable set forth in this ARTICLE 6 shall not apply to any claim arising by reason of fraud or intentional misrepresentation of any party.

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Section 6.13 Tax Treatment of Indemnification Payments. Any indemnification payment made pursuant to this ARTICLE 6 shall be considered an adjustment to the Purchase Price for all Tax purposes. Unless otherwise required by Legal Requirement, no party shall take any position inconsistent with the foregoing for any federal or applicable state or local income tax purposes.

ARTICLE 7. CONFIDENTIALITY

Section 7.1 Confidential Information. From and after the Closing, each Seller covenants and agrees with API Parent and Buyers that it will not at any time, except in performance of its obligations to API Parent and Buyers, directly or indirectly, use, disclose or publish, or permit Sellers’ respective Representatives to disclose or publish, any material confidential information with respect to the Business, excluding information to the extent relating to the Excluded Assets or the Retained Liabilities, or use any such information in a manner detrimental to the interests of Buyers, unless (a) such information becomes generally known to the public through no fault of a Seller or their respective Representatives, (b) the disclosing party is advised in writing by counsel that disclosure is required by Legal Requirement or the Order of any Governmental Body of competent jurisdiction, (c) the disclosing party reasonably believes that such disclosure is required in connection with a subpoena served upon or in the defense of a lawsuit against the disclosing party, or (d) to the extent the disclosing party reasonably believes that such disclosure is required to enforce the disclosing party’s rights under this Agreement; provided that, prior to disclosing any information pursuant to clauses (b) and (c) above, such Person shall give prior notice, if permitted by applicable Legal Requirement, to Buyers and provide Buyers with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

Section 7.2 Securities Law Restrictions. Sellers acknowledge that they are aware, and will advise their Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information.

ARTICLE 8. GENERAL PROVISIONS

Section 8.1 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives; provided that, Buyers will pay one-half and Sellers will pay one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement. API Parent and Buyers acknowledge and agree that the fees, costs and expenses of Withum Smith+Brown, PC incurred as a result of the preparation of the financial statements described in Section 3.4 shall be borne by API Parent and Buyers.

EXECUTION VERSION

Section 8.2 Public and Other Announcements. Each party hereto agrees that no public release or announcement concerning the Contemplated Transactions and the other documents related hereto shall be issued by any such party without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except (a) a press release by Buyers or API Parent regarding the signing of this Agreement and the Closing, and (b) any other release that may be required by Buyers or API Parent pursuant to any Legal Requirements or the rules or regulations of the Over the Counter Bulletin Board or any national or foreign securities exchange applicable to Buyers or API Parent (including Current Reports on Form 8-K of the Securities and Exchange Commission); provided, however, in the case of each of (a) and (b) above, the party required to make the release or announcement shall, to the extent practicable, allow the other parties reasonable time to comment on such release or announcement in advance of such issuance and shall take into reasonable consideration any comments provided by such other parties. Sellers and Buyers will consult with each other concerning the means by which Sellers’ employees, customers, suppliers and others having dealings with Sellers will be informed of the Contemplated Transactions, and representatives of Buyers will have the right to be present for any such in-person communication to Sellers’ employees.

Section 8.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid) or (b) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and marked to the attention of the person (by name or title) designated below (or to such other address as a party may designate by notice to the other parties):

If to Sellers or Shareholders:	with mandatory copies to:

Kuchera Defense Systems, Inc., KII Inc. and/or Kuchera Industries LLC 1125 Weaver Road Johnstown, PA 15904 Attention: Ron Kuchera	Gregg Rosen McGuire Woods LLP 625 Liberty Avenue 23rd Floor, EQT plaza Pittsburgh, PA 15222

and	and

1705 Frankstown Road Summerhill, Pa 15958 Attention: Bill Kuchera	J. Benjamin Yeager McQuaide Blasko, Attorneys at Law Gateway Centre 601 Hawthorne Drive Holidaysburg, PA 16648

EXECUTION VERSION

If to API Parent and/or a Buyer:	with mandatory copies to:

API Technologies Corp. 2200 Smithtown Ave. Ronkonkoma, NY 11779 Attention: Stephen Pudles	Jonathan Pollack 2300 Yonge Street, PO Box 2408 Suite 1710 Toronto, ON, Canada

and

Leslie J. Weiss Barnes & Thornburg LLP Suite 4400 One North Wacker Drive Chicago, Illinois 60606

Section 8.4 Jurisdiction; Service of Process; Waiver of Jury Trial. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT ENTERED INTO IN CONNECTION HEREWITH OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER AGREEMENTS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.4.

Section 8.5 Enforcement of Agreement. Subject to Section 6.12, the parties acknowledge and agree that the other parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by a party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

EXECUTION VERSION

Section 8.6 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 8.7 Entire Agreement and Modification. This Agreement, the confidentiality agreement dated July 27, 2009, amended as of September 16, 2009 between API Parent and Sellers and the Shareholders, supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent dated September 16, 2009) and constitutes (along with the Disclosure Schedule, agreements, exhibits, schedules, certificates and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by each party hereto.

Section 8.8 Disclosure Schedule.

(a) The information in the Disclosure Schedule and the Buyer Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Sellers and Shareholders and Buyers and API Parent, respectively, as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. Disclosure of any information, agreement, or other item that may or may not be strictly required to be disclosed by the Agreement shall not imply or be deemed to imply that such information, agreement, or other item is or is not material or that the inclusion or exclusion of any such item creates a standard of materiality. In no event shall the listing of any information, agreement, or other item in the Disclosure Schedule or the Buyer Disclosure Schedule be deemed or interpreted to broaden or otherwise amplify Sellers’ and Shareholders’ or Buyers’ and API Parent’s, as applicable, representations and warranties, covenants, and agreements contained in the Agreement, and nothing in the Disclosure Schedule or the Buyer Disclosure Schedule shall influence the construction or interpretation of any of the representations and warranties contained in the Agreement.

(b) The disclosure in any section or subsection of the Disclosure Schedule or the Buyer Disclosure Schedule shall qualify other sections or subsections herein to the extent that it is clear from a reading of the disclosure that such disclosure is applicable to such other section or subsections.

EXECUTION VERSION

Section 8.9 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, provided that, a Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of a Buyer or Subsidiary of API Parent and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions; provided further that, API Parent may not assign or delegate its obligations to pay the Purchase Price pursuant to Section 2.3 without Sellers’ prior written consent; and provided further that, each Seller may assign or delegate the right to receive the Consideration Shares to a Related Person of such Seller without API Parent’s or any Buyer’s prior written consent so long as such assignment is consistent with applicable federal and state securities laws and if reasonably requested, the Seller will provide an opinion of counsel to API Parent to such effect. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 8.9.

Section 8.10 Severability. In the event that any provision of this Agreement shall be held invalid, enforceable or contrary to public policy by any court of competent jurisdiction or arbitrator, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being performed, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions hereby are fulfilled to the extent possible.

Section 8.11 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement and the Disclosure Schedule.

Section 8.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.13 Governing Law. This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

Section 8.14 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the

EXECUTION VERSION

same agreement. The exchange of copies of this Agreement and of signature pages by electronic or facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

Section 8.15 Shareholder Obligations. Except as set forth in Section 6.5, the liability of each Shareholder hereunder shall be joint and several with each Seller and with the other Shareholder. Where in this Agreement provision is made for any action to be taken or not taken by any Seller, the Shareholders, jointly and severally undertake to cause the Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, except as set forth in Section 6.5, it is understood that the Shareholders shall be jointly and severally liable with the Sellers for the indemnities set forth in ARTICLE 6.

[Signature pages to follow]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYERS:

API TECHNOLOGIES CORP., a Delaware corporation

By:	/s/ Stephen Pudles

Name:	Stephen Pudles

Title:	Chief Executive Officer

API SYSTEMS, INC., a Delaware corporation

By:	/s/ Stephen Pudles

Name:	Stephen Pudles

Title:	Chief Executive Officer

API DEFENSE, INC., a Delaware corporation

By:	/s/ Stephen Pudles

Name:	Stephen Pudles

Title:	Chief Executive Officer

API DEFENSE USA, INC., a Delaware corporation

By:	/s/ Stephen Pudles

Name:	Stephen Pudles

Title:	Chief Executive Officer

[Signatures continue on the following page.]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

EXECUTION VERSION

SELLERS

KUCHERA DEFENSE SYSTEMS, INC., a Pennsylvania corporation

By:	/s/ Ronald Kuchera

Name:	Ronald Kuchera

Title:	President

KII, INC., a Pennsylvania corporation

By:	/s/ William Kuchera

Name:	Ronald Kuchera

Title:	President

KUCHERA INDUSTRIES, LLC, a Pennsylvania limited liability company

By:	/s/ Ronald Kuchera

Name:	Ronald Kuchera

Title:	Member

SHAREHOLDERS

WILLIAM KUCHERA

/s/ William Kuchera

RONALD KUCHERA

/s/ Ronald Kuchera